UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant   ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AMERICAN WELL CORPORATION

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AMERICAN WELL CORPORATION

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 13, 2022

Dear Stockholders:

We are pleased to notify you that we will hold the 2022 annual meeting of Stockholders (the “Annual Meeting”) on Monday, June 13, 2022 at 10:00 a.m. eastern time. The Annual Meeting will be in a virtual meeting format at www.virtualshareholdermeeting.com/AMWL2022.

At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters, all of which are discussed in greater detail in the accompanying proxy statement:

1.	Electing the director-nominees named in the proxy statement.

2.	Ratifying the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2022.

3.	Approving, on a non-binding, advisory basis, the frequency of future votes on named executive compensation.

We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 14, 2022 may vote at the meeting or any postponement(s) or adjournment(s) of the meeting.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to make our proxy materials available to all of our stockholders over the Internet. We will be able to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 29, 2022, we will commence sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2022 annual meeting of stockholders and our 2021 annual report to stockholders. The Notice also provides instructions on how to vote online or vote by phone and includes instructions on how to receive a paper copy of the proxy materials by mail.

Whether you plan to attend the Annual Meeting or not, it is important that you cast your vote either by remote communication at the meeting or by proxy. You may vote over the Internet, telephone or by mail. You are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

In order to attend the meeting online and vote your shares electronically during the meeting, you must register in advance at https://www.virtualshareholdermeeting.com/AMWL2022 prior to the meeting. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the meeting and will permit you to submit questions. Further information about how to attend the Annual Meeting online, vote your shares and submit questions is included in the accompanying proxy statement.

Thank you for your ongoing support of and interest in American Well Corporation.

By order of the Board of Directors,

Bradford Gay
General Counsel

April 29, 2022

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF AMERICAN WELL CORPORATION

TO BE HELD JUNE 13, 2022

This proxy statement (this “Proxy Statement”) and Notice of 2022 Annual Meeting of Stockholders are being provided to you in connection with the solicitation of proxies by our Board of Directors for use at our 2022 Annual Meeting of Stockholders, and any adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting will be held on June 13, 2022 at 10:00 a.m., eastern time, via live audio webcast at www.virtualshareholdermeeting.com/AMWL2022. Stockholders of record at the close of business on April 14, 2022 are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement.

On or about April 29, 2022, we made available this Proxy Statement and the attached Notice of 2022 Annual Meeting of Stockholders to all stockholders entitled to vote at the Annual Meeting, and we began sending the Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, containing our financial statements for the fiscal year ended December 31, 2021, accompanies the Proxy Statement and forms part of the proxy materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 13, 2022

This Proxy Statement and our Annual Report on Form 10-K are available for viewing, printing and downloading at www.virtualshareholdermeeting.com/AMWL2022. To view these materials, please have your 15-digit control number(s) available that appears on your proxy card.

Additionally, you can find a copy of our Annual Report on Form 10-K and the Proxy Statement on the website of the Securities and Exchange Commission (the “SEC”), at www.sec.gov, or in the “SEC Filings” tab of the “Investors” section of our website at www.americanwell.com. You may also obtain a printed copy of our Annual Report on Form 10-K, free of charge, by sending a written request to: Catherine Riley, Corporate Paralegal, American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109. Exhibits, if any, will be provided upon written request and payment of an appropriate processing fee.

INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving this Proxy Statement?

American Well is soliciting proxies for the Annual Meeting. You are receiving a Proxy Statement because you owned shares of American Well common stock at the close of business on April 14, 2022, the record date for the Annual Meeting, which entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What is the purpose of the Annual Meeting?

At the Annual Meeting, the stockholders will be asked to consider and vote upon the following matters:

1.	Electing the director-nominees named in this Proxy Statement.

2.	Ratifying the appointment of PricewaterhouseCoopers LLP as American Well’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

3.	Approving, on a non-binding, advisory basis, the frequency of future votes on named executive compensation.

We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matter properly comes before the stockholders for a vote at the online meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

Why is the Annual Meeting being webcast?

Due to the ongoing public health impact of the COVID-19 pandemic and in the best interest of public health and the health and safety of our Board of Directors, employees and stockholders, we are holding a virtual-only Annual Meeting. Stockholders will be able to attend the Annual Meeting online and submit questions by visiting www.virtualshareholdermeeting.com/AMWL2022. Stockholders will also be able to vote their shares electronically during the Annual Meeting by following the instructions during the registration process. If you are a beneficial holder and plan to vote at the meeting, please reach out to your broker in order to obtain a legal proxy.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we are permitted to furnish proxy materials, including this Proxy Statement and our 2021 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. If you vote by Internet or telephone, please do not also mail your proxy card.

When is the record date for the Annual Meeting?

The record date for the meeting is April 14, 2022. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. At the close of business on the record date, there were 232,766,891 shares of Class A common stock outstanding, 27,390,397 shares of Class B common stock outstanding and 5,555,555 shares of Class C common stock outstanding.

A list of stockholders entitled to vote at the Annual Meeting will be available for examination on the Internet through the virtual web conference during the Annual Meeting.

To how many votes am I entitled?

Each share of Class A and Class C common stock are entitled to one vote per share on all matters presented for a vote, except that Class C common stock will not have the right to vote for elections of directors. Holders of Class B common stock are collectively entitled to a number of votes equal to the product of (x) 1.0408163 and (y) the total number of votes that would be cast by the holders of the Class A and Class C common stock, resulting in the Class B common stock collectively holding 51% of the voting power of all outstanding securities. Each share of Class B common stock is entitled to a number of votes equal to the total number of votes held by all Class B common stock divided by the total number of then outstanding shares of Class B common stock. Shares of Class B common stock are held by our co-founders, Dr. Ido Schoenberg and Dr. Roy Schoenberg, who have agreed to vote together as a group.

What is the difference between being a stockholder of record and a beneficial owner?

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card and to vote at the Annual Meeting.

Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your broker, bank or nominee authorizing you to do so. Follow the instructions during the registration process for the Annual Meeting.

Your nominee has sent you instructions on how to direct the nominee’s vote in advance of the meeting through the voting instruction card. You may vote by following those instructions.

I share an address with another stockholder. What do I do if we received only one paper copy of the proxy materials and want additional copies, or we received multiple copies and want only one?

The proxy rules of the SEC permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more stockholders sharing an address by delivering one proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, our annual report and proxy materials, to any stockholder of record at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, such stockholder of record may contact Catherine Riley, Corporate Paralegal, American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109, or by calling (617) 204-3500 or by emailing catherine.riley@amwell.com. Beneficial holders may contact their bank, brokerage firm, or other nominee to request information about householding.

Conversely, if stockholders of record living at the same address received multiple copies of our Notice and, if applicable, annual report and proxy materials, you may request delivery of a single copy by contacting Catherine Riley as set forth above. Beneficial holders may contact their bank, brokerage firm, or other nominee to request a single copy of the Notice and, if applicable, proxy materials and annual report.

How can I vote my shares in advance of the online meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the online meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet or telephone by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the Internet or telephone, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Can I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted by notifying the General Counsel in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total voting power of all outstanding securities entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all proposals, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

How can I vote my shares during the online meeting?

The Company will be hosting the Annual Meeting live online. After registration and receiving the links, you can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/AMWL2022. The webcast will start at 10:00 a.m. eastern time. You may vote and submit questions while attending the meeting online.

Shares held in your name as the stockholder of record may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/AMWL2022 during the meeting. You will need your control number found in the Notice or proxy card. Shares held beneficially in street name may be voted by you at the meeting only if you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the online meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the online meeting.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	“FOR” the election of the director-nominees to the Board (Proposal 1)

•	“FOR” ratifying the appointment of PricewaterhouseCoopers LLP as American Well’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2)

•	“1-YEAR” for future advisory votes on named executive compensation (Proposal 3).

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our Board of Directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

What vote is required to approve each proposal and how are votes counted?

Proposal 1—Election of Directors	The election of directors requires a plurality vote of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote shares held by the firms in street name for the election of directors without instructions from beneficial owners. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.

Proposal 2—Ratifying the Appointment of the Independent Registered Public Accounting Firm	The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of holders of a plurality of the votes of all classes of shares outstanding cast at the Annual Meeting. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote shares held in street name on this proposal without instructions from beneficial owners. As a result, we do not expect there will be any broker non-votes on this matter. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, the Audit Committee of the Board of Directors may reconsider its selection. The Audit Committee may reconsider the appointment of the accounting firm even if the Proposal is ratified if it is in the best interest of the Company.

Proposal 3—Approving, on a non-binding, advisory basis, the frequency of future votes on named executive compensation	The frequency, on an advisory basis, of the future votes on named executive officer compensation will be determined by a plurality of the votes of all classes of shares outstanding cast at the Annual Meeting. You may vote for “1-year,” “2-years,” “3-years,” or “Abstain.” You are not voting to approve or disapprove the Board’s recommendation on this proposal. If you vote to “Abstain,” your vote will not be counted and will have no effect on the outcome of this proposal. Broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the outcome of this proposal.

How can I find out the results of the voting at the Annual Meeting?

Final voting results will be published in a current report on Form 8-K that will be filed within four business days after the Annual Meeting.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Catherine Riley, Corporate Paralegal of the Company, at (617) 204-3500. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of 8 members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three classes with staggered three-year terms. One class is elected each year at the annual meeting of stockholders for a term of three years. At the Annual Meeting, three Class II directors will be elected for a three-year term. Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal.

Nominees

Our Board of Directors has nominated Deval Patrick, Stephen Schlegel, and Dr. Delos (Toby) Cosgrove for election as Class II directors at the Annual Meeting. If elected, each of Mr. Patrick, Mr. Schlegel and Dr. Cosgrove will serve as Class II directors until the 2025 annual meeting of stockholders or until their successors are elected and qualified, or their earlier death, resignation or removal. Each of the nominees is currently a director of the Company. For information concerning the nominees, see the section titled “Corporate Governance and Board of Directors.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Mr. Patrick, Mr. Schlegel and Dr. Cosgrove. Mr. Patrick, Mr. Schlegel and Dr. Cosgrove have each consented to being named as a nominee for director and agreed to continue to serve if elected; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board of Directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.

Vote Required

The election of Class II directors requires a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of “FOR” votes will be elected. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote shares held by the firms in street name for the election of directors without instructions from beneficial owners. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS CLASS I DIRECTORS TO SERVE FOR A THREE-YEAR TERM.

BUSINESS OVERVIEW

Company Overview

We are a leading enterprise software company enabling digital delivery of care for healthcare’s key stakeholders. We empower our clients with the core technology and services necessary to successfully develop and distribute virtual care programs that meet their strategic, operational, financial and clinical objectives under their own brands. The Amwell® platform is a complete digital care delivery solution that equips our health system, health plan, government and innovator clients with the tools to enable new models of care for their patients and members (“Amwell Platform”). Our scalable technology integrates with our clients’ existing offerings and clinical workflows, spanning the continuum of care and enabling care delivery across a wide variety of clinical, retail, school and home settings. Our client-focused approach drives our success as one of the largest global digital healthcare enterprise software companies.

The Amwell Platform enables virtual and automated care delivery across the full healthcare continuum—from primary and urgent care in the home to high acuity specialty consults, such as telestroke and telepsychiatry, in the hospital. We support both on-demand and scheduled consultations and offer pre-packaged care modules and programs that power over 100 unique use cases today. The Amwell Platform can be fully integrated into our clients’ patient/member portals and provider workflows. Providers can launch telehealth directly from their native EHRs, with seamless integration to their payer eligibility and claims systems. Providers, patients and members can access this care through a full range of Carepoints™, including via mobile, web, phone and our proprietary carts that support multi-way video, phone or secure messaging interactions.

2021 Select Business Highlights

•	Revenue increased 3% to $252.8 million

•	Gross margin was 41.3% compared to 36.1% in 2020

•	Net loss was $176.8 million, compared to $228.6 million in 2020

•	Average number of health plan clients of 58 and average number of health system clients of 154

•	Total active providers were ~91,000

•	Total visits were ~5.8 million

•	Cash and short-term securities were $746.4 million

Telehealth Utilization

COVID-19 has dramatically accelerated telehealth adoption seen in both overall volumes and embracement of delivering higher acuity care in a virtual medium. Peak COVID-19 pandemic visit growth reflected several factors. Many patients needed assessment for respiratory or other COVID-19-like symptoms and sought to be assessed for possible referral to hospital or testing facilities. In addition, many patients, especially those with health vulnerabilities, sought to avoid going into brick and mortar facilities – and indeed our health systems’ clients preferred wherever possible to treat patients remotely at home for non-COVID-19 related ongoing healthcare needs.

Regulatory Environment

In response to the COVID-19 pandemic, state and federal regulatory authorities loosened or removed a number of regulatory requirements in order to increase the availability of telehealth services. For example, many state governors issued executive orders permitting physicians and other health care professionals to practice in their state without any additional licensure or by using a temporary, expedited or abbreviated licensure process so long as they hold a valid license in another state. In addition, changes were made to the Medicare and Medicaid programs (through waivers and other regulatory authority) to increase access to telehealth services by, among other things, increasing reimbursement, permitting the enrollment of out of state providers and eliminating prior authorization requirements. It is uncertain how long these COVID-19 related regulatory changes will remain in effect and whether they will continue beyond this public health emergency period.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Social and Environmental Responsibility

At Amwell, we are focused on delivering greater access to more affordable, higher quality care by connecting and enabling providers, insurers, patients, and innovators through our platform and services. Our values are core to who we are and serve as the foundation on which we are able to a build a strong organization and promote the long-term interests of our stockholders and stakeholders.

We have begun formalizing our environmental, social and governance (ESG) approach at the direction of management and with oversight from the Board. We have engaged an outside consultant and are in the process of fully evaluating our ESG issues and developing a comprehensive strategy connected to our strategic business initiatives. We expect to provide more information regarding our ESG initiatives in a future published ESG report that aligns with leading ESG reporting frameworks. Key ESG issues that have emerged are human capital management, diversity, equity and inclusion, and data privacy and cybersecurity.

Human Capital Management

Our human capital management philosophy is rooted in our commitment to our values of being customer first, acting as one team and delivering awesome. We continuously seek ways to grow, develop and retain our talented workforce through the range of programs and employee development resources. We encourage open and frequent dialogues between our employees and their managers to support career development. We conduct annual engagement surveys and host other events such as all hands meetings to listen and garner feedback from our employees and take action on their feedback. In addition, we provide highly competitive compensation, benefits and health initiatives, including employee assistance programs, unlimited paid time off and mental health support in addition to all free telehealth services.

Diversity, Equity and Inclusion

At Amwell, diversity, equity and inclusion (DE&I) has become integral to our operations. In 2020, we formally established our Diversity, Equity & Inclusion committee, and in the past year created four working groups focused on: communications, events, research, and HR/training. Across these groups, we greatly expanded our DE&I programs and initiatives in 2021. We conducted our annual DE&I survey, held DE&I ambassador trainings, offered company-wide trainings and specific leader-based inclusion trainings, launched an Amwell DE&I discussion channel, and educated, recognized and celebrated global holidays.

We remain focused on building a diverse pipeline of talent. Partnerships developed with universities and other organizations across the U.S. and our virtual workforce strategy have allowed us to expand national recruitment opportunities. We continue to prioritize our diverse recruitment strategy to build a stronger pipeline for women and people of color in our management and leadership roles.

As of December 31, 2021, our total number of employees was approximately 1,100. As of 2021, women represented 43% of our global employees and 29% of our global employees were non-white.

Cybersecurity and Data Privacy

One of our top priorities is safeguarding our clients’ personal health information. We engage in a comprehensive and proactive approach to compliance, data privacy, cybersecurity, and risk management. Our security and privacy program is built to the highest standards and has passed extensive federal security audits. Our platform is HITRUST, ISO 27001 and PCI certified and Amwell’s international office in Israel is ISO 27799 certified, as well as HIPAA compliant with actionable security guidelines to protect sensitive patient information. We continuously manage and monitor our operations security and compliance through our Cyber Command Center, (“C3”). Our commitment to data security and privacy is coordinated through our Chief Information Officer and

Chief Technology Officer and executed among our staff of security analysts and governance, risk and compliance professionals. Through regular meetings, reporting, and employee trainings, we work diligently to avoid cyber threats, protect client information and achieve the system security requirements necessary to earn the trust of some of the largest health plans and systems, and government organizations.

Code of Ethics and Corporate Governance Guidelines

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our President and co-Chief Executive Officer, Chairman and co-Chief Executive Officer and other executive and senior financial officers. The full text of our code of business conduct and ethics is posted on the investor relations section of our website at https://investors.amwell.com/governance/governance-documents/default.aspx. We intend to disclose future amendments to our code of business conduct and ethics, and any waivers of such code, on our website or in public filings.

In addition, our Board of Directors has adopted corporate governance guidelines for our company. The full text of our corporate governance guidelines are posted on the investor relations section of our website at https://investors.amwell.com/governance/governance-documents/default.aspx.

Board of Directors and Committees

Our business is managed under the direction of our Board of Directors, which is currently comprised of eight members. Our Board of Directors may establish the authorized number of directors from time to time by resolution, subject to a minimum of five directors and a maximum of thirteen directors. There are no contractual obligations regarding the election of our directors. Each of our current directors will continue to serve until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

Our directors are divided into three classes of directors, with the classes as nearly equal in number as possible. Each of our directors identified below serves in the class indicated. Subject to any earlier resignation or removal in accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our Class II directors, if elected at the Annual Meeting, will serve until the 2025 annual meeting of stockholders, our Class III directors will serve until the 2023 annual meeting of stockholders and our Class I directors will serve until the 2024 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be apportioned by the Board of Directors among the three classes.

Below is a list of the names, ages as of March 31, 2022 and classification of the individuals who currently serve as our directors.

Name	Class	Age	Position	Director Since
Ido Schoenberg, MD	III	57	Chairman, co-Chief Executive Officer	2006
Roy Schoenberg, MD, MPH	III	54	Director, co-Chief Executive Officer	2006
Deval Patrick	II	65	Director	2015
Dr. Peter Slavin	III	64	Director	2016
Derek Ross	I	50	Director	2018
Stephen Schlegel	II	59	Director	2019
Dr. Delos (Toby) Cosgrove	II	81	Director	2019
Deborah Jackson	I	70	Director	2020

Director Biographies

Information concerning our directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that led to the Board of Directors’ conclusion at the time of filing of this Proxy Statement that each person listed below should serve as a director.

Director Nominees (Class II Directors)

Deval Patrick, Director

Mr. Patrick serves as Co-Director of the Center for Public Leadership at the Harvard Kennedy School and a professor of practice on the faculty. He is also a Senior Advisor to Bain Capital and co-chair of American Bridge 21st Century Foundation, a progressive political action committee. He is the founder and, from April 2015 to December 2019, was Managing Partner of Bain Capital Double Impact, a growth equity fund that invests in commercial businesses for both competitive financial returns and positive social impact. From January 2007 to January 2015, he served as Governor of Massachusetts. He has been a senior executive in two Fortune 50 companies, a partner in two Boston law firms, and by appointment of President Bill Clinton, the Assistant Attorney General for Civil Rights in the United States Justice Department. He is a Rockefeller Fellow, a Crown Fellow of the Aspen Institute, and the author of two books. Mr. Patrick earned an AB cum laude from Harvard College and a JD from Harvard Law School. In addition to American Well, he serves on the boards of Global Blood Therapeutics, where he serves on the audit and nominating and governance committees; Cerevel Therapeutics, where he serves on the compensation committee; Toast Inc., where he chairs the nominating and governance committee; and Twilio, where he serves on the compensation committee. We believe that Mr. Patrick’s extensive experience in public policy, business management, and leadership make him a valuable addition to our Board of Directors.

Stephen Schlegel, Director

From August 2005 to his early retirement in February 2021, Mr. Schlegel has served as Vice President, Corporate Development at Anthem, Inc., a leading health benefits company. In this capacity, Mr. Schlegel was responsible for leading the company’s corporate development activities, managing mergers and acquisitions and corporate negotiations. He previously served from 1998 to 2005 as Vice President, Corporate Development and Strategy at Sprint. Mr. Schlegel holds a BA in accounting from Loras College and an MBA from the University of Chicago Booth School of Business. We believe that Mr. Schlegel’s extensive experience in the healthcare space, background in corporate development and leadership skills make him a valuable addition to our Board of Directors.

Dr. Delos (Toby) Cosgrove, Director

Dr. Cosgrove is the former CEO and President of the Cleveland Clinic. Serving from 2004 through 2017, he led the $8 billion organization to new heights of achievement and efficiency, seeing it ranked the #2 hospital in America (U.S. News). He currently serves as Executive Advisor to Cleveland Clinic, working with the Cleveland Clinic leadership on strategies for national and international growth. As CEO from 2004 to 2017, he reorganized services, improved outcomes and patient experience, and strengthened the organizations finances. Dr. Cosgrove holds a BA from Williams College and an MD from the University of Virginia School of Medicine. Dr. Cosgrove joined the Cleveland Clinic in 1975 and chaired the Department of Thoracic and Cardiovascular Surgery from 1989 to 2004. He performed over 22,000 operations and earned an international reputation in valve repair. He holds 30 patents for medical innovations. He trained at Massachusetts General Hospital and Brook General Hospital in London. In 1967, he was a surgeon in the U.S. Air Force, earning a Bronze Star. Dr. Cosgrove is a member of the National Academy of Medicine, and a Fellow of the National Academy of Inventors. In 2016, he was a Fortune Businessperson of the Year (No 14.) Three successive presidents of the United States have consulted him on healthcare issues. We believe that Dr. Cosgrove’s extensive experience in the healthcare space, background in health systems and public policy and leadership skills make him a valuable addition to our Board of Directors.

Directors with Terms Expiring in 2023 (Class III Directors)

Ido Schoenberg, Chairman, co-Chief Executive Officer

Since 2007, Dr. Schoenberg has served as the Chairman and co-CEO of Amwell. He currently oversees the business operations of Amwell. In 1996, together with Phyllis Gotlib, he co-founded iMDSoft, a provider of enterprise software that automates hospital critical care units. He grew the company into a market leader with a large multi-national installed base in the United States, Europe and East Asia. In 2001, Dr. Schoenberg joined CareKey, Inc. as Chief Executive Officer and took the company through its acquisition by the TriZetto group. Dr. Schoenberg served as TriZetto’s Chief Business Strategy Officer until his departure in the summer of 2006. Dr. Schoenberg previously served as the chairman of iMDSoft’s scientific advisory board. Dr. Schoenberg holds an MD from the Sackler School of Medicine. We believe that Dr. Schoenberg’s extensive experience in the healthcare space, prior track record as a successful entrepreneur and leadership skills make him a valuable addition to our Board of Directors.

Roy Schoenberg, President, co-Chief Executive Officer

Since 2007, Dr. Schoenberg has served as President and co-CEO of Amwell. Dr. Schoenberg is the inventor of the American Well® concept. Today, he directs all aspects of our technology and product development. Dr. Schoenberg was previously the founder of CareKey, Inc., a software vendor offering electronic health management systems. Dr. Schoenberg led CareKey through product development, market introduction, and the adoption of its solutions. Dr. Schoenberg continued to serve as Senior Vice President and Chief Internet Solutions Officer at TriZetto, following its acquisition of CareKey in December 2005. In 2013, Dr. Schoenberg was appointed to the Federation of State Medical Boards’ task force delivering landmark guidelines for the “Appropriate Use of Telehealth in Medical Practice.” Dr. Schoenberg is the author of numerous publications, talks, and books in the area of medical informatics, many of which he published during his work at the Center for Clinical Computing at Harvard’s Beth Israel Deaconess Hospital, where he was a Fellow in Clinical Informatics from 1998 to 2001. Dr. Schoenberg holds an MD from the Hebrew University Medical School and an MPH in Healthcare Management from Harvard University. We believe that Dr. Schoenberg’s extensive experience in the healthcare space, prior track record as a successful entrepreneur and leadership skills make him a valuable addition to our Board of Directors.

Dr. Peter Slavin, Director

Dr. Slavin served as the President of Massachusetts General Hospital from January 2003 until September 2021. From 1999 to 2002, he served as Chairman and Chief Executive Officer of the Massachusetts General Physicians Organization, which included over 1,700 physicians and employed nearly 1,000 of them. From 1997 to 1999, Dr. Slavin served as President of Barnes-Jewish Hospital in St. Louis, Missouri. Before that, he did his training in Internal Medicine at Massachusetts General Hospital from 1984 to 1987 and was Senior Vice President and Chief Medical Officer from 1994 to 1997. Dr. Slavin teaches health care management at Harvard Medical School where he is a Professor of Health Care Policy. He served on the Board of the Association of American Medical Colleges. He is a senior advisor and advisory board member at Arsenal Capital Partners (a New York based private equity firm). He is the recipient of the Harold Amos Faculty Diversity Award from Harvard Medical School, and the Dr. Jim O’Connell Award from Boston Healthcare for the Homeless. He is also a member of the National Academy of Medicine and the American Academy of Arts and Sciences. Dr. Slavin holds a BA from Harvard College, an MD from Harvard Medical School and an MBA from Harvard Business School. We believe that Dr. Slavin’s extensive experience in the healthcare space, his understanding of health systems and leadership skills make him a valuable addition to our Board of Directors.

Directors with Terms Expiring in 2024 (Class II Directors)

Derek Ross

Mr. Ross is an accomplished healthcare executive with 25+ years of healthcare and financial experience. During his 21-year career at Philips, he held senior leadership roles within several of Philips’ healthcare hardware, software, and services businesses. He most recently was the Leader for the Aging and Caregiving, Senior Living businesses. Before that position, he led the Global Population Health Management business group. Mr. Ross also, during his tenure, led the finance organizations for Philips’s Healthcare Informatics and Population Health Management business groups. Mr. Ross holds a BA in Business Studies from Babson College and an MBA from the F.W. Olin Graduate School of Business at Babson College. We believe that Mr. Ross’s extensive experience in the health technology space and leadership skills make him a valuable part of our Board of Directors.

Deborah Jackson

Since 2011, Ms. Jackson has served as the President of Cambridge College. From 2002 to 2011, Ms. Jackson served as the CEO of the American Red Cross of Eastern Massachusetts. Prior to that, she was Vice President of the Boston Foundation and Senior Vice President at Boston Children’s Hospital. She spent a decade early in her career at one of the country’s leading research and consulting firms, Abt Associates, where she served as the Deputy Director of its Healthcare and Income Security Group. Throughout her career, Ms. Jackson has served on numerous boards and commissions including serving on the Mayor’s Task Force on Healthcare Disparities as Co-Chair, the Group Insurance Commission of the Commonwealth of Massachusetts, the Board of Directors of Harvard Pilgrim Health Care, and the National Association of Corporate Directors. She currently serves as the Lead Director of Eastern Bankshares, Inc. and is a board member of the Eastern Bank Charitable Foundation and serves on the board of John Hancock Investments and the Massachusetts Women’s Forum. Ms. Jackson holds a BA from Northeastern University and a Masters in City Planning from the Massachusetts Institute of Technology. She is the recipient of honorary doctorate degrees from Curry College and Merrimack Valley College. We believe that Ms. Jackson’s extensive experience in the healthcare space and leadership skills make her a valuable addition to our Board of Directors.

Director Independence

Under the NYSE listing standards, no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has “no material relationship” with the listed company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company.

Our Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that Stephen Schlegel, Deval Patrick, Dr. Peter Slavin, Derek Ross, Dr. Toby Cosgrove and Deborah Jackson do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under applicable NYSE rules. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.”

Relationships

Mr. Schlegel was appointed director pursuant to an agreement between us and certain of our investors, whose board representation rights terminated upon the closing of our initial public offering. Drs. Ido and Roy Schoenberg are siblings, and Dr. Ido Schoenberg and Phyllis Gotlib are married to each other.

Board Leadership Structure

Although our Board does not have a formal policy as to whether the roles of Chairman of our Board and Chief Executive Officer should be combined or separated, Dr Ido Schoenberg serves as both the Chairman of our Board and co-Chief Executive Officer. We do not have a lead independent director. Our Board believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing our Board and management to benefit from Dr. Ido Schoenberg’s extensive executive leadership and operational experience.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Attendance at Board and Annual Meetings

During 2021, our Board had 11 meetings, our Audit Committee had 6 meetings, our Compensation Committee had 6 meetings, and our Nominating and Corporate Governance Committee had one meeting. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our Board on which such director served (held during the period of such director’s committee service). Our non-employee directors, as well as our independent directors, meet in regularly scheduled sessions, typically after a scheduled Board meeting. Our Board has not formally selected a director to preside at either our executive sessions of non-employee directors or our executive sessions of independent directors. Instead, the participating directors designate a presiding director for the session.

Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we encourage our directors to attend such meetings. All of our directors attended our 2021 annual meeting of stockholders.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which have the composition and responsibilities described below. Our Board may establish other committees to facilitate the management of our business. Copies of the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available in the “Corporate Governance—Governance Overview” section of our investor relations website (http://investor.amwell.com/governance/governance-documents/default.aspx). Members serve on these committees until their resignation or until otherwise determined by our Board.

The following table sets forth the standing committees of our Board and the members of each such committee as of the date of this Proxy Statement:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Deval Patrick	Member	—	—
Dr. Peter Slavin	—	Chair	Chair
Derek Ross	Member	—	—
Stephen Schlegel	Chair	Member	Member

Audit Committee

The Board of Directors has determined that all Audit Committee members meets the requirements for independence under the current NYSE listing standards and satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act. Each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that Derek Ross is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on our audit committee financial expert any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board of Directors. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code, and meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Our Compensation Committee is responsible for, among other things:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

The Compensation Committee may delegate any of its responsibilities to subcommittees or the chair of the committee and may delegate to one or more of our officers the authority to make grants of equity awards to individuals who are not subject to Section 16 of the Exchange Act, as it deems appropriate.

For a description of the role of our executive officers and independent compensation consultant in determining or recommending the amount or form of executive and director compensation, see “Director Compensation” and “Compensation Discussion and Analysis.”

Nominating and Governance Committee

Our nominating and corporate governance committee consists solely of independent members. Our nominating and governance committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our Board of Directors;

•	reviewing and recommending our Corporate Governance Guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our Board of Directors; and

•	assisting our Board of Directors on corporate governance matters.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Such risks include, among others, strategic, financial, business and operational, cybersecurity, legal and regulatory compliance, and reputational risks. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. In addition to oversight of the performance of our external auditors, our Audit Committee also monitors compliance with legal and regulatory requirements and reviews related party transactions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. Our nominating and corporate governance committee monitors the effectiveness of our Corporate Governance Guidelines.

Hedging Policy

Transactions in derivative securities may reflect a short-term and speculative interest in our securities and may create the appearance of impropriety. Trading in derivatives may also focus attention on short-term performance at the expense of our long-term objectives. Therefore, our Insider Trading Policy prohibits our directors, officers and employees from engaging in transactions to hedge ownership of our common stock, including publicly traded options, such as puts and calls, and other derivative securities with respect to our Class A common stock. Stock options, stock appreciation rights and other securities issued pursuant to our benefit plans or other compensatory arrangements with us are not subject to this prohibition.

Director Nomination Process

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating potential director candidates. In its evaluation of director candidates, including the current directors eligible for re-election, our Nominating and Corporate Governance Committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors.

Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, experience of particular relevance to us and the Board of Directors, accomplishments, superior credentials, independence, area of expertise, diversity, and the highest ethical and moral standards.

In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors and the Company. Although our Board of Directors does not maintain a specific policy with respect to board diversity, our Board of Directors believes that the board should be a diverse body, and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account such factors as gender, race, ethnicity, differences in professional background, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board of Directors. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board of Directors the director nominees for selection.

Our Nominating and Corporate Governance Committee will consider candidates for director recommended by stockholders of the Company who are stockholders of record at the time of the submission of the director recommendation and on the record date for the determination of stockholders entitled to vote at the annual meeting. The Nominating and Corporate Governance committee will evaluate such recommendations in accordance with the regular director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.

A stockholder that wants to recommend a candidate for election to our Board of Directors should direct the recommendation in writing to the Company, attention of the General Counsel at American Well Corporation, 75 State Street., 26th Floor, Boston, MA 02109. The recommendation must include the candidate’s name, age, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on our Board of Directors.

Nominations for directors must comply with our bylaws, including the deadlines and information requirements.

Communications with Our Board

Our Board has adopted a formal process by which stockholders and other interested parties may communicate with our Board, our independent directors as a group or any of our directors. Stockholders and other interested parties may send written communications addressed to our General Counsel at American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109. Each communication will be reviewed by our General Counsel to determine whether it is appropriate for presentation to our Board or the applicable director(s). The purpose of this screening is to allow our Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, and product inquiries).

Controlled Company

We are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (“NYSE”). Under these rules, a listed company for which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company.” Drs. Ido and Roy Schoenberg hold 51% of the total combined voting power of our outstanding common stock. As a result, we qualify for exemption from certain independence requirements, including the requirement that we have a Board of Directors composed of a majority of independent directors, and a Compensation Committee and a nominating and corporate governance committee be composed entirely of independent directors. However, we do not rely on these exemptions and all of our committees are completely independent.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

All of our non-employee directors are eligible to receive compensation for their service on our Board of Directors. Board members who are also our employees are not paid additional compensation for their service on our board.

The Board’s non-employee director compensation policy is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high-caliber non-employee directors. The Board may amend, modify or terminate the policy at any time. The policy is reviewed annually by the Compensation Committee and the full Board with reference to the policies of each of the members of a peer group of similar companies selected by the Compensation Committee in consultation with Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), its independent compensation consultant.

The compensation for services is based on the director compensation policy, under which our non-employee directors are eligible to receive annual cash retainers and RSU grants, as follows: (i) annual cash retainer of $75,000, paid in quarterly installments in arrears, (ii) an initial RSU grant with a fair market value of $400,000 to be made in connection with the director’s appointment to the Board of Directors (“Initial RSUs”), which vests in equal annual installments over three years, and (iii) an annual RSU grant with a fair market value of $200,000 to be made in connection with our annual meeting of stockholders (“Annual RSUs”), which vests on the earlier of

(A) the day immediately preceding the date of our first annual meeting of stockholders following the date of grant and (B) the first anniversary of the date of grant. The value of Initial RSUs and Annual RSUs is determined using the closing price of the Company’s common stock on the NYSE on the date of the award. The Board has reserved discretion under the policy to pay all or a portion of the foregoing equity awards in any combination of equity-based awards available for grant under the 2020 Equity Plan or any other applicable equity incentive plan then-maintained by the Company.

Non-Employee Director Compensation

The following table sets forth information concerning the compensation earned by each of our non-employee directors during the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Nazim Cetin(2)	$37,500	—	$12,551	(4)	$50,051
Stephen Schlegel	$75,000	$199,994	$1,398		$276,392
Brendan O’Grady(3)	—	—	—		—
Deval Patrick	$75,000	$199,994	—		$274,994
Derek Ross	$75,000	$587,754	—		$662,754
Peter Slavin	$75,000	$199,994	—		$274,994
Delos Cosgrove	$75,000	$199,994	$831		$275,825
Deborah Jackson	$75,000	$199,994	—		$274,994

(1)

Represents the aggregate grant date fair value of restricted stock units that vest based on continuous service (“RSUs”) that were granted during the year referenced, computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSU awards are described in Note 15 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on February 28, 2022. The table below shows the number of option awards (vested and unvested) and unvested stock awards held as of December 31, 2021 by each of our non-employee directors.

Name	Stock Options (#)	Unvested Stock Awards (#)
Nazim Cetin	—	—
Stephen Schlegel	—	24,772
Brendan O’Grady	—	—
Deval Patrick	161,700	24,772
Derek Ross	—	24,772
Peter Slavin	302,000	24,772
Delos Cosgrove	264,000	24,772
Deborah Jackson	—	24,772

(2)	Mr. Cetin ceased to be a director on July 1, 2021.
(3)

Mr. O’Grady ceased to be a director in July 2021 at which time he was hired as the Chief Commercial and Growth Officer of the Company and the awards granted to him in 2021 in his capacity as a director were canceled. Since Mr. O’Grady is determined to be a named executive officer for the 2021 fiscal year, all compensation paid to him in 2021, including in his service as a director, is reported below in the Summary Compensation Table, and all option awards (vested and unvested) and unvested stock awards held as of December 31, 2021, are disclosed below within the table for Outstanding Equity Awards at Fiscal Year-End.

(4)

Effective July 1, 2021, the Board of Directors agreed to accelerate the vesting of RSUs granted to Dr Cetin on November 2, 2020. In addition, the Board reimbursed Dr. Cetin for certain legal fees incurred in 2020.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy Concerning Related Person Transactions

Our Board of Directors has adopted a written policy, which we refer to as the related person transaction approval policy, for the review of any transaction, arrangement or relationship in which we are a participant, if the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of our total equity (or his or her immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to the chairman of our Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee will be required to consider relevant facts and circumstances. The Audit Committee will approve only those transactions that, in light of known circumstances, are deemed to be in our best interests. In the event that any member of the Audit Committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction; provided, however, that such Audit Committee member may be counted in determining the presence of a quorum at the meeting of the Audit Committee at which such transaction is considered. If we become aware of an existing related person transaction which has not been approved under the policy, the matter will be referred to the Audit Committee. The Audit Committee will evaluate all options available, including ratification, revision or termination of such transaction. In the event that management determines that it is impractical or undesirable to wait until a meeting of the Audit Committee to consummate a related person transaction, the chairman of the Audit Committee may approve such transaction in accordance with the related person transaction approval policy. Any such approval must be reported to the Audit Committee at its next regularly scheduled meeting.

We describe below transactions and series of similar transactions, during our last fiscal year or currently proposed, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described herein, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Directors Compensation” and “Compensation Discussion and Analysis”.

Provision of Telehealth Services

We contract with and provide telehealth services to certain affiliated parties, including Cleveland Clinic. For additional information, see Note 18 to our audited consolidated financial statements included in our Annual Report on Form 10-K.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that the Company shall hold harmless and indemnify each indemnitee against all expenses and losses actually and reasonably incurred by him or her by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in each case, to the fullest extent permitted under the DGCL.

Transactions with Others

Dr. Ido Schoenberg’s son, Dan Wahrhaft, is employed with the Company as Senior Director, Sales & Account Management. Mr. Wahrhaft received aggregate compensation, inclusive of his base salary, bonus, equity awards granted and Company contribution under the Company’s defined contribution retirement plan, of $255,659 for his employment in the year ended December 31, 2021.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers and their respective ages as of March 31, 2022. Officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Position
Ido Schoenberg, MD	57	Chairman, co-Chief Executive Officer
Roy Schoenberg, MD, MPH	54	President, co-Chief Executive Officer
Phyllis Gotlib	65	President, International
Robert Shepardson	57	Chief Financial Officer
Kurt Knight	43	Chief Operating Officer
Brendan O’Grady	55	Chief Commercial & Growth Officer
Susan Worthy	55	Chief Marketing Officer
Jason Medeiros	48	Chief Information Officer
Bradford Gay	45	Senior Vice President, General Counsel
Amber Howe	45	Chief People Officer
Serkan Kutan	45	Chief Technology Officer

For the biographies of Drs. Ido Schoenberg and Roy Schoenberg, see the section titled “Board of Directors and Corporate Governance—Continuing Directors.”

Phyllis Gotlib, President, American Well International

Since January 2018, Ms. Gotlib has been responsible for overseeing Amwell’s international expansion efforts. She is also currently and has been an executive partner at Flare Capital, a venture capital firm dedicated to digital health since May 2016. In 1996, Ms. Gotlib co-founded and served as CEO of iMDSoft, a provider of enterprise software that automates hospital critical care units that she led from inception until August 2013. Prior to iMDSoft, she founded PS Gluck, a diamond trade company, and was a managing partner at Tactic Capital Markets, a boutique investment firm, where she focused on healthcare investments.

Robert Shepardson, Chief Financial Officer

Since October 2021, Mr. Shepardson has served as Chief Financial Officer of Amwell overseeing all Company finance, accounting and M&A efforts as Amwell rapidly expands in the U.S. and global markets. He joined Amwell from Morgan Stanley where he held various leadership roles in Global Capital Markets and in Media and Communications Investment Banking. Most recently, Mr. Shepardson held the position of Managing Director in Global Capital Markets with responsibility for all equity issuance in the Healthcare vertical. Shepardson recently led financings for multiple high-growth healthcare companies including Amwell, One Medical, Accolade, Oak Street Health, Certara, Alignment Healthcare, Lifestance and Stevanato. Mr. Shepardson serves on the board of The Alliance for Positive Change, an organization focused on transforming the lives of New Yorkers living with HIV/AIDS and other chronic illnesses. He graduated cum laude with a Bachelor of Arts in Economics from Princeton University. He earned his Master of Business Administration from the Tuck School of Business at Dartmouth College.

Kurt Knight, Chief Operating Officer

Since 2019, Mr. Knight has served as our Chief Operating Officer. He previously served from 2018 to 2019 as Head of Business Operations. He is responsible for the delivery of Amwell products and services to our customer base. Since joining in 2011, he previously held roles as head of Clinical Services and Corporate Development. Prior to Amwell he was a manager in the healthcare practice at the Boston Consulting Group. Mr. Knight holds a BA in Economics from Brigham Young University, a Master of Public Health from Columbia University, and an MBA from Harvard Business School.

Brendan O’Grady

Since July 2021, Mr. O’Grady has served as our Chief Commercial & Growth Officer. He is responsible for driving strategic growth initiatives and leading the business development, sales and commercial enablement, marketing, channel partner, and account management teams. His charge is to accelerate and support the expansion of Amwell across geographies and new markets, as well as to identify new pathways for growth. Brendan’s prior experience includes the role President and CEO of Teva Pharmaceuticals’ North America Business, where he was responsible for managing and scaling the productivity, profitability, and overall growth of all Teva’s North American business operations. Prior to this, he was Chief Commercial Officer for Teva Pharmaceutical’s Global Specialty Medicine division and the interim head of Teva’s European Specialty business. Brendan also held the positions of President & CEO of North America Generic Medicines and Senior Vice President and Head of US Market Access & Patient Services for Teva’s U.S. specialty business. Prior to his time at Teva, Brendan spent 10 years with Sanofi predecessor companies in a variety of commercial and medical affairs roles. He received his Bachelor of Science degree from Geneseo State University (SUNY) in Management Science and Marketing and holds a Master of Business Administration from Baker University in Baldwin City, Kansas.

Susan Worthy, Chief Marketing Officer

Since March 2022, Susan Worthy is serving as Chief Marketing Officer, where she leads the Company’s product commercialization, market insights, demand generation, brand, and consumer engagement. She was previously Senior Vice President of Provider Marketing for Optum from 2016 to March 2022, and Vice President of Marketing at Aetna from 2012 to 2016. She currently serves on the Board of Advisors of The Healthcare Summit at Jackson Hole, LLC. Ms. Worthy holds an AB in Biology/Pre-Medicine from The College of the Holy Cross.

Jason Medeiros, Chief Information Officer

Since 2018, Mr. Medeiros has served as our Chief Information Officer, where he leads the Company’s IT, engineering, cybersecurity, compliance and hosting operations. Prior to this, he was Senior Vice President and Corporate Security Officer and Vice President, Hosting at the Company from 2010 to 2018. Before joining Amwell in 2007, he was a Director of Signaling Systems & Intelligent Network Engineering at BCGI and a Senior Signaling Engineer and Sr. consultant to various wireless carriers. Mr. Medeiros holds an MS in information security and a BA in political science, both from Brandeis University.

Brad Gay, Senior Vice President, General Counsel

Since 2013, Mr. Gay has served as our Senior Vice President, General Counsel, with responsibility for the Company’s legal & regulatory affairs, including facilities, procurement and insurance matters. In 2013, he was also appointed Secretary of NTN, a telehealth physician management company founded as a joint venture between Amwell and Anthem. Prior to joining Amwell, Mr. Gay was a member of the legal team at Dell EMC where he managed an international commercial legal team and a team of risk and compliance professionals and also held roles supporting the corporate development team on mergers & acquisitions, equity investments, technology transfers and other strategic licensing and go-to-market partnerships. Earlier in his career, Mr. Gay worked as a corporate transactional attorney at the international law firm Bingham McCutchen LLP, where he specialized in securities offerings, SEC compliance, mergers, financings and corporate governance matters. Mr. Gay holds a JD from Duke University School of Law and a BA from Middlebury College. He is admitted to practice law in Massachusetts.

Amber Howe, Chief People Officer

Since March 2020, Ms. Howe has served as our Chief People Officer, where she leads the Human Resources department and is responsible for driving people strategies to support business priorities. Prior to this, Ms. Howe was Executive Vice President and Chief Human Resources Officer at Beacon Health Options from 2017 to 2020. She was previously Senior Vice President and Senior HR Business Director, Retail and Customer Experience at

Santander Bank from 2014 to 2017. Prior to these positions, she served in senior HR roles at TD and Citizens Bank. Ms. Howe holds a MPA from Grand Valley State University and a BS in Social Work and Sociology from Calvin University.

Serkan Kutan, Chief Technology Officer

Since August 2020, Mr. Kutan has served as Chief Technology Officer of Amwell, where he is responsible for the building and scaling of Amwell’s telehealth platform. Mr. Kutan brings extensive experience in leading technology teams across the healthcare industry and joins Amwell from Haven, a joint venture established by Amazon, Berkshire Hathaway and JPMorgan Chase, where he was the CTO from 2019 to 2020. Previously, Mr. Kutan served as the CTO of Zocdoc from 2015 to 2019. Prior to this, Mr. Kutan held key technology leadership roles at Amazon, Goldman Sachs and Microsoft. Mr. Kutan holds a BS in Computer Science from Bilkent University in Turkey.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) discusses the principles and objectives underlying our policies and decisions with respect to the compensation of our named executive officers (“NEOs”) and other material factors relevant to an analysis of these policies and decisions regarding our 2021 executive compensation program. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further compensation information for the following NEOs:

Name	Position
Dr. Ido Schoenberg	Chairman and co-Chief Executive Officer (“CEO”)
Dr. Roy Schoenberg	President and co-CEO
Robert Shepardson (1)	Chief Financial Officer
Phyllis Gotlib	President, Amwell International
Brendan O’Grady (2)	Chief Commercial & Growth Officer
Kurt Knight	Chief Operating Officer
Keith W. Anderson (3)	Former Chief Financial Officer (2)

(1)	Mr. Shepardson joined the Company on October 31, 2021.
(2)	Mr. O’Grady joined the Company as an executive officer on August 16, 2021.
(3)	Mr. Anderson stepped down from his position as CFO effective October 16, 2021, and remained Chief Financial Officer in Transition through December 31, 2021.

The primary objectives of our executive compensation program are to retain key executives, attract new talent and link compensation to achievement of business objectives. We believe our 2021 named executive officer compensation demonstrates the Company’s commitment to aligning executive pay with corporate performance. This CD&A provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each element of compensation provided. In addition, it explains how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our named executive officers in respect of 2021.

Key Aspects of the 2021 Executive Compensation Program

The following summarizes the key aspects of our 2021 executive compensation program, each of which is described in further detail below.

Base Salaries

The base salaries of our co-CEOs were unchanged in 2021 from 2020. In an effort to align base salaries with the competitive market, the Compensation Committee increased the base salaries of our other NEOs by 14.1%.

Annual Bonuses

To determine payouts earned, the annual incentive plan has two categories of performance measures: a corporate factor to determine funding of the incentive plan and an individual performance multiplier. The Compensation Committee utilized revenue as the corporate performance metric in 2021. The Compensation Committee worked closely with management and with guidance from its independent compensation consultant to establish the revenue target, setting it at a level that it considered rigorous and challenging, which would require substantial effort to achieve and appropriately incentivize performance, and which took into account the relevant risks and opportunities.

For the purposes of the corporate factor for annual bonus achievement, the Compensation Committee set the revenue target at $270 million, an increase of 10% over actual prior year performance. The Compensation Committee selected this metric to incentivize the executive officers in the critical strategic priority of top line revenue growth. The bonus pool mechanics stated that the Company must achieve at least a threshold level of performance in order to fund any portion of the incentive bonus pool. That minimum performance threshold for payout was set at 92.6% of the $270 million target, for any portion of the annual bonus target to be paid.

In the annual incentive plan, the Compensation Committee also tied a portion of each NEO’s bonus opportunity to personal factors related to the achievement of key performance indicators by each individual NEO. Based on each NEO’s individual performance, payouts with respect to personal factors were set at 100% of target, with actual bonus payout adjusted upward or downward based on achievement of individual performance goals.

As described in further detail below, total Company revenue in 2021 was $252.8 million. Based on this financial result, the Compensation Committee determined that overall corporate factor achievement relative to the goals was 93.6% of target, translating to 50% bonus pool funding. Each NEO achieved all of their personal performance goals at 100% of target (where applicable). As such, overall annual incentive payouts for each NEO was 50% of target.

2021 Long-Term Incentives

Our 2021 long-term incentives (not including new hire awards) consisted of time-based Restricted Stock Units (“RSUs”) for all NEOs, including the co-CEOs. In accordance with a previously disclosed agreement, the co-CEOs also received, on the 180-day anniversary of the Company’s IPO, the second half of the IPO RSU grant.

2022 Performance Stock Units (“PSUs”)

The Compensation Committee believed that our use of solely time-based equity compensation vehicles in 2021 was consistent with other newly-public companies and others in our industry. As the Company continued to evolve and mature following its IPO in 2020, the Compensation Committee has correspondingly sought to evolve the executive compensation program as appropriate for a company of Amwell’s stage of development and size. In particular, the Compensation Committee planned to add PSU’s as a form of compensation to align with public companies, including the Company’s peer group.

In the first quarter of 2022, the Compensation Committee, with the assistance of and advice from its independent compensation consultant, took the first steps in transitioning to performance based long-term incentive equity vehicles by introducing grants of PSUs. The PSUs granted in 2022 vest based on the attainment of market capitalization hurdles, which hurdles were set as select multiples of the grant date market capitalization of the Company. The Compensation Committee views the inclusion of a market capitalization metric as critical because it ties executive officer compensation with the creation of shareholder value and aligns the interests of executive officers with those of Amwell and its shareholders. For 2022, Compensation Committee has allocated 70% of the overall 2022 long-term incentive equity opportunity to the PSUs for the NEOs excluding the co-CEOs. The 2022 PSUs vest based on the achievement of market capitalization increases of between 0% and 300% from the market capitalization determined at the time the Compensation Committee made the grant. The Compensation Committee believes that the addition of this performance measure reinforces the pay-for-performance nature of the long-term incentive grants and the executive compensation program overall.

Compensation Philosophy and Objectives

Compensation Philosophy

The Compensation Committee believes that a well-designed compensation program should align the executive’s interests with Company growth and shareholder returns. Specifically, the Compensation Committee believes that the program should support and incentivize the executive team to ensure the Company’s achievement of its primary business goals and allow the Company to attract and retain executives whose talents, expertise, leadership and contributions are expected to build and sustain growth in long-term shareholder value. As a result, we maintain a strong pay-for-performance orientation in our compensation program.

To achieve these objectives, the Compensation Committee regularly reviews our compensation policies and overall program design to ensure that they are aligned with the interests of our stockholders and our business goals, and that the total compensation paid to our executives and directors is fair, reasonable and competitive for our size and stage of development.

Compensation Objectives

•

Pay for performance: Reward achievement of business objectives. Our mission is to connect and enable providers, insurers, patients and innovators to deliver and/or receive greater access to more affordable, higher quality care. We have developed a robust strategy to accomplish this mission, which, if executed upon, will result in dramatic increases in revenue by the Company.

The Compensation Committee has designed our executive compensation program to motivate our executive officers to achieve these business objectives by closely linking the value of the compensation they receive to our performance relative to these business objectives.

•

Align executive compensation program goals with strategic objectives by selecting the right performance measures. The Compensation Committee has chosen metrics that support and advance our short- and long-term strategic and business objectives and the creation of stockholder value.

•

Align the interests of our executive officers and employees with those of our stockholders; Foster an ownership culture. Equity-based compensation constitutes a significant portion of our executive officers’ overall compensation. The Compensation Committee uses equity, when appropriate, as the form for long-term incentive opportunities in order to incentivize and reward executive officers to (i) achieve multi-year strategic goals and (ii) deliver sustained long-term value to stockholders.

The Compensation Committee believes using equity for the long-term incentives creates strong alignment between the interests of executive officers and the interests of our stockholders because it gives executive officers and stockholders a common interest in stock price performance. Granting equity also fosters an ownership culture among executive officers by making them stockholders with a personal stake in Amwell’s growth and success.

•

Attract, retain and motivate talented individuals with market competitive compensation. Our people are vital to our success. In our industry, we must compete in the market for executive talent. We seek executive officers and managers to manage our business and carry out our strategy who have diverse experience, expertise, capabilities and backgrounds. We have structured our compensation program to ensure we are able to attract and retain the talent necessary for us to achieve our business goals.

Compensation Program Governance

The Compensation Committee assesses the effectiveness of our executive compensation program from time to time and reviews risk mitigation and governance matters, which includes maintaining the following best practices:

What We Do
Pay for Performance	The majority of total executive compensation is variable and at-risk.

Balance Short- and Long-Term Compensation	The allocation of incentives does not over-emphasize short-term performance at the expense of achieving long-term goals.

Independent Compensation Consultant	The Compensation Committee has engaged an independent compensation consultant to provide information and advice for use in all aspects of compensation-related decision-making.

Peer Data	We utilize a peer group of companies based on industry sector, revenue and market capitalization to reference for compensation decisions that is reviewed on an annual basis.

Cap on Incentive Awards	Our incentive plans have an upper limit on the amount that may be earned.

What We Don’t Do
No Hedging of Company Securities	We prohibit employees and non-employee directors from engaging in hedging or short sale transactions in Company securities.

No Pledging of Company Securities	We prohibit employees and non-employee directors from pledging Company securities or placing them in a margin account.

No Excessive Perks	We do not provide large perquisites to executive officers.

No Excise Tax Gross-Ups	We do not provide excise tax gross-ups.

No Stock Options Below Fair Market Value	We do not grant stock options below fair market value.

Compensation Determination Process

Role of the Compensation Committee

The Compensation Committee establishes, reviews and approves our compensation philosophy and objectives; determines the structure, components and other elements of executive compensation; and reviews and approves the compensation of the NEOs or, in the case of the co-CEOs, recommends it for approval by the Board. The Compensation Committee structures the executive compensation program to accomplish its articulated compensation objectives in light of the compensation philosophy described above.

The Compensation Committee obtains input from executive officers regarding the Company’s annual operating plan, expected financial results, and related risks. Based on this information and with the assistance of the Compensation Committee’s independent compensation consultant, the Compensation Committee establishes the performance-based metrics and targets for the annual incentive plan. With respect to the performance-based metric, the Compensation Committee sets appropriate threshold and maximum levels of performance designed to motivate achievement without incentivizing excessive risk-taking.

Annually, the Compensation Committee reviews the elements of our executive compensation program to verify the alignment of the program with our business strategy and with the items that it believes drive the creation of stockholder value, and to determine whether any changes would be appropriate.

At the beginning of the fiscal year, the Compensation Committee evaluates achievement over the past calendar year relative to previously established and approved performance targets, and examines whether it would be appropriate to apply discretion to the initial outcomes in order to take relevant factors into consideration, and determines corresponding payouts earned.

With the recommendations of the co-CEOs, the Compensation Committee approves the compensation for all the other executive officers. The Compensation Committee also makes recommendations to the full Board regarding the compensation of each of our co-CEOs.

Role of the Independent Compensation Consultant

The Compensation Committee recognizes that there is value in procuring independent, objective expertise and counsel in connection with fulfilling its duties, and pursuant to its charter, the Compensation Committee has the authority to select and retain independent advisors and counsel to assist it with carrying out its duties and responsibilities. The Compensation Committee has exercised this authority to engage Aon as an independent compensation consultant, and the Company has provided appropriate funding to the Compensation Committee to do so. Our Compensation Committee periodically, and at least annually, considers and assesses Aon’s independence, including whether Aon has any potential conflicts of interest with the Company or members of the Compensation Committee.

The Compensation Committee has worked with Aon to develop a peer group, provide a competitive market analysis of the base salary, annual cash incentive awards and long-term incentive compensation of our executive officers compared against the compensation peer group, report on share utilization, and review other market practices and trends.

While the Compensation Committee took into consideration the review and recommendations of Aon when making decisions about our executive compensation program, ultimately, the Compensation Committee made its own independent decisions in determining our executives’ compensation.

The Compensation Committee has assessed the independence of Aon pursuant to SEC and NYSE rules. In doing so, the Compensation Committee considered each of the factors set forth by the SEC and the NYSE with respect to a compensation consultant’s independence and reviewed Aon’s own self-evaluation of and conclusion regarding its independence. The Compensation Committee also considered the nature and amount of work performed for the Compensation Committee by Aon and the fees paid for those services in relation to the firm’s total revenues. In 2021, we paid Aon approximately $226,415 for executive officer and director compensation services, and we paid Aon approximately $277,705 for additional services relating to supplemental non-executive compensation analyses and corporate risk and brokerage. Based on its consideration of the foregoing and other relevant factors, the Compensation Committee concluded that there were no conflicts of interest, and that Aon is independent.

Compensation Peer Groups and Peer Selection Process

The Compensation Committee believes relevant market and benchmark data provide a solid reference point for making decisions and very helpful context, even though, relative to other companies, there are differences and unique aspects of the Company. The Compensation Committee takes into consideration the structure and components of, and the amounts paid under, the executive compensation programs of other, comparable peer companies, as derived from public filings and other sources when making decisions about the structure and component mix of our executive compensation program.

The Compensation Committee, with the assistance of Aon, developed a peer group in 2020 for use in connection with IPO compensation decisions and decisions about 2021 executive compensation. The Compensation Committee used the following criteria in selecting a peer group: sector (technology and health care technology), revenue (0.5x to 2.5x the Company’s revenue, oriented toward high growth) and market capitalization (0.3x to 3.0x the Company’s market cap).

Based on these criteria and considerations, the Compensation Committee approved a peer group that consisted of the following 18 companies:

1Life Healthcare	Health Catalyst	LivePerson	Schrodinger
AppFolio	HealthEquity	Livongo Health	Tabula Rasa Healthcare
BioTelemetry	HubSpot	New Relic	Teladoc Health
Cloudera	Inspire Medical Systems	Phreesia
Five9	iRhythm Technologies	Progeny

The Compensation Committee believes that the compensation practices of the above listed peer group provided us with appropriate compensation reference points for evaluating and determining the compensation of our named executive officers during 2021. Consistent with best practices for corporate governance, the Compensation Committee reviews our peer group annually. In late-2021, the Compensation Committee engaged Aon to develop a new peer group for decisions regarding executive compensation for 2022.

Role of the Co-CEOs

The Compensation Committee works with our co-CEOs to set the target compensation of each of our other NEOs. As part of this process, the co-CEOs evaluate the performance of the other executive officers annually and make recommendations to the Compensation Committee in the first quarter of the year regarding the compensation of each other executive officer.

The input of the co-CEOs is particularly important. The Compensation Committee gives significant weight to the recommendations of these two in light of their greater familiarity with the day-to-day performance of these officers and the importance of incentive compensation in driving the execution of managerial initiatives developed and led by the co-CEOs. Nevertheless, the Compensation Committee makes the ultimate determination regarding the compensation for the executive officers.

Drs. Ido and Roy Schoenberg are siblings, and Dr. Ido Schoenberg and Phyllis Gotlib are married to each other. The Compensation Committee has strict protocols to avoid conflicts of interest and to maintain confidentiality in connection with determinations of the compensation of Drs. Ido and Roy Schoenberg and of Phyllis Gotlib.

Compensation Program Components

2021 Components in General

In order to achieve its executive compensation program objectives, the Compensation Committee utilizes the compensation components set forth in the chart below. The Compensation Committee verifies through regular reviews that each executive officer’s total compensation is consistent with its compensation philosophy and objectives and that each component below is appropriately reflected in the executive in question’s compensation.

Element	Description	Additional Detail
Base Salary	Fixed cash compensation Determined based on each executive officer’s role, individual skills, experience, performance, positioning relative to competitive market and internal equity.	Base salaries are intended to provide stable compensation to executive officers, allow us to attract and retain skilled executive talent and maintain a consistent, stable leadership team.

Short-Term Incentives: Annual Cash Incentive Opportunities

Variable cash compensation based on the level of achievement of certain annual performance objectives that are pre-determined.

The performance objectives are all financial.

Company Performance against the revenue goal had to be at least 92.6% of target in order to earn any credit toward a payout with respect to that goal.

Bonus pool funding (i.e., the corporate component) is capped at a maximum of 125% of target funding and the aggregate annual bonus payout is capped at a maximum of 156.25% of target.

Target cash award as a percentage of base salary is capped at 200%.

Annual cash incentive opportunities are designed to align our executive officers in pursuing our short-term goals; payout levels are generally determined based on actual financial results and the degree of achievement of personal performance milestones.

Element	Description	Additional Detail
Long-Term Incentives: Equity-Based Compensation

Variable equity-based compensation.

Restricted Stock Units (RSUs): Restricted stock units that are time-based.

Beginning in 2022: Performance Stock Units (PSUs): Restricted stock units that are performance-based, using market capitalization hurdles as the performance metric.

Equity-based compensation is designed to motivate and reward executive officers to achieve multi-year strategic goals and to deliver sustained long-term value to stockholders, as well as to attract and retain executive officers for the long term.

Base Salary

Base salaries provide fixed compensation to executive officers and help us to attract and retain the executive talent needed to lead the business and maintain a stable leadership team. Base salaries are individually determined according to each executive officer’s areas of responsibility, role and experience, and they vary among executive officers based on a variety of considerations, including skills, experience, achievements and the competitive market for the position.

NEO	2021 Base Salary ($)(1)	2020 Base Salary ($)(1)	% Change
Ido Schoenberg	650,000	650,000	0%
Roy Schoenberg	650,000	650,000	0%
Robert Shepardson	485,000	NA	NA
Phyllis Gotlib	485,000	425,000	14.1%
Brendan O’Grady	485,000	NA	NA
Kurt Knight	485,000	425,000	14.1%
Keith W. Anderson	485,000	425,000	14.1%

(1)	Amounts shown are the annual base salary rate in effect at year end.

In 2021, the Compensation Committee did not make any changes to the base salaries of the co-CEOs from the levels set upon the IPO, but increased the base salaries of the other continuing NEOs in order to bring them into alignment with the level the Compensation Committee determined to be market competitive.

From time to time, the Compensation Committee might consider and approve base salary adjustments for executive officers. The main considerations for a salary adjustment are similar to those used in initially determining base salaries, but may also include changes in the competitive market, changes of role or responsibilities, or recognition for achievements or market trends.

For newly-hired executive officers, as Messrs. Shepardson and O’Grady were in 2021, the Compensation Committee establishes initial base salaries through arm’s-length negotiations at the time the executive officer is hired, considering the position and the executive’s experience, qualifications and prior compensation.

Annual Incentive Plan

The annual incentive plan for executive officers is a cash plan that rewards NEOs for the achievement of key short-term objectives. In particular, the plan offers incentives to the NEOs to accomplish certain short-term financial results that the Compensation Committee views as key steps in the execution of our overall business strategy, with the intent ultimately of increasing stockholder value.

For the NEOs, the amount of the payout, if any, under the annual incentive plan is based on achievement against two categories of performance measures: a Corporate Funding Performance Factor and a Personal Factor Multiplier.

Target Opportunities

The Compensation Committee determines the target annual incentive opportunity available to each NEO by taking the individual’s annual base salary in effect at year end and multiplying it by the individual’s target incentive percentage. Among other factors, the target incentive percentages are determined with reference to the actions in this regard by our peer group companies for their NEOs and the proportion of total direct compensation represented by the annual incentive.

NEO	2021 Target Annual Incentive Plan Opportunity as a % of Base Salary
Ido Schoenberg	150%
Roy Schoenberg	150%
Robert Shepardson	100%
Phyllis Gotlib	80%
Brendan O’Grady	200%
Kurt Knight	80%
Keith W. Anderson	100%

Corporate Funding Performance Factor

The amount of the payout, if any, under the annual incentive plan is based in part on our achievement against a financial metric. The financial measure selected by the Compensation Committee, 2021 Company Revenue, focuses executive officers on the critical strategic priority of top line revenue growth. Given the Company’s stage of development and market opportunity and window, the Compensation Committee emphasized revenue growth as the highest priority. We derive revenue from the use of the Amwell Platform in the form of recurring subscription fees for use of our platform, and related services and Carepoint sales. We also generate revenue from the performance of AMG (our clinical services affiliate) patient visits.

Target, Threshold and Maximum Corporate Funding Performance Levels

The Compensation Committee set the performance metric targets at levels that it considered rigorous and challenging and that took into account the relevant risks and opportunities. More specifically, the Compensation Committee reviewed the relevant financial objectives set as a result of the detailed budgeting process, and assessed various factors related to the achievability of these budget targets, including the risks associated with various macroeconomic factors, including the effects of the Covid-19 pandemic, and the risks of achieving specific actions that underlie the targets and the implied performance relative to prior years.

Considering these factors, the Compensation Committee set the 2021 annual incentive plan target for revenue at a 10% growth rate over the actual total revenue in 2020.

Having set the targets, the Compensation Committee also set the threshold and maximum performance levels. For 2021, the Compensation Committee set the threshold for payment of any annual incentives at approximately 92.6% of the revenue target. The Compensation Committee set the maximum level for revenue at 125% of target, a level that presents a significant challenge requiring exceptionally strong performance.

Corporate Achievement Level

The Compensation Committee defined payout levels representing the amount to be paid to NEOs based on the level of actual performance relative to the targets. If achievement is below the threshold level of performance, the Compensation Committee set the payout at 0% in order to motivate performance and underscore the importance of achieving, or closely approaching, our revenue targets at this critical time in our development. If we achieved threshold performance (defined as 92.6% of target), the bonus pool funding would be 50% of target; if we achieved 100% of target performance, the payout would be 100% of target, and if we achieved maximum performance or above, the payout would be 125% of bonus pool funding. For performance between the threshold and maximum for any metric, the payout amount is determined based on specified bend points in the payout curve between the threshold of 50% and the target of 100%, and then linearly up to a maximum of 125%.

Performance Metric	Below Threshold ($/%)	Threshold ($/%)	Target ($/%)	Maximum ($/%)	Actual Result ($/%)	% Achievement vs. Target
Revenue (in millions)	<249	249	270	337.5	252.8	93.6%
Percentage of Target Performance	<92.6%	92.6%	100%	125%
Bonus Pool Funding	0%	50%	100%	125%		50%

Personal Factor

The Compensation Committee also considers a personal factor in determining the payout under the annual incentive plan to each NEO. With the exception of Dr. Ido Schoenberg and Dr Roy Schoenberg, the Compensation Committee determines personal factor achievement based on each NEO’s attainment of select Objectives and Key Results (OKRs) that are aligned with Company and department OKRs. The Compensation Committee evaluates each NEO’s achievement relative to his/her personal OKR goals or personal performance factors (to the extent applicable). The resulting personal factor is expressed as a percentage, with a maximum of 125%, and that percentage is applied to the bonus pool funding under the corporate component to determine the actual bonus payout for each NEO. The personal factor for each of the co-CEOs and the NEOs were set in 2021 and were designed to align with the Company’s strategic and operating initiatives.

For Ms. Gotlib and Mr. Knight, the NEOs’ personal factors were based on the performance assessments described below. Mr. Shepardson and Mr. O’Grady joined Amwell during the course of 2021 and did not have OKRs or personal factors for the year. As noted above, given the nature of their roles, Dr. Ido Schoenberg and Dr. Roy Schoenberg personal factors were the same as the Company’s corporate achievement metrics. Mr. Anderson announced his resignation in October 2021, and his 2021 bonus payout was determined pursuant to the terms of his separation with the Company, as described below.

NEO	Objectives and Key Results
Phyllis Gotlib	• Accelerate Growth • Maximize client success • Develop and retain talent
Kurt Knight

•  Migrate clients to Converge

•  Increase AMG urgent care profitability

•  Drive inorganic growth via integration of acquired company

•  Revamp our data, insights, and knowledge management processes

•  Retain high performing employees

For the personal factor component, the Compensation Committee determined that Ms. Gotlib and Mr. Knight merited the following achievement level based on their personal OKR achievements in 2021:

NEO	2021 Personal Factor Achievement
Phyllis Gotlib	100%
Kurt Knight	100%

Payout Determination

To calculate payouts, the Compensation Committee verifies both (i) our achievement relative to the target for the Revenue metric to determine the bonus pool funding pursuant to the corporate factor, and (ii) the achievement of personal OKRs for each NEO, and then multiplies the target opportunity for each executive by the corporate factor and the personal factor to produce the payout under the annual incentive plan. Given the nature of their roles, Dr. Ido Schoenberg and Dr. Roy Schoenberg personal factors were the same as the Company’s corporate achievement metrics.

Having determined the total 2021 annual incentive plan payouts for each eligible NEO, the Compensation Committee then presented the determination of annual incentive plan payout amounts for the co-CEOs to the Board for its review and approval.

NEO	Base Salary ($)(1)	Target Opportunity (%)	Target Opportunity ($)	Corporate Funding Performance Factor (%)	Personal Factor (%)	Approved Payout Amount ($)(2)
Ido Schoenberg	650,000	150%	975,000	50%	100%	487,500
Roy Schoenberg	650,000	150%	975,000	50%	100%	487,500
Robert Shepardson	485,000	100%	485,000	50%	N/A	242,500
Phyllis Gotlib	485,000	80%	388,000	50%	100%	194,000
Brendan O’Grady	485,000	200%	970,000	50%	N/A	485,000
Kurt Knight	485,000	80%	388,000	50%	100%	194,000
Keith W. Anderson	485,000	100%	485,000	50%	100%	485,000

(1)	Amounts shown are the annual base salary in effect at year end.
(2)	Amount shown for Keith Anderson was determined by the terms of his separation with the Company.

Long-Term Incentives

The third and largest of the main components of the executive compensation program is long-term equity incentives. The Compensation Committee designed the long-term incentive opportunity in 2021 to motivate and reward the NEOs to achieve multi-year strategic goals and deliver sustained long-term value to stockholders.

Long-term incentives create a strong link between payouts and performance, and a strong alignment between the interests of executive officers and the interests of our stockholders. Long-term equity incentives also promote retention, because executive officers will only receive value if they remain employed by us over the required term, and they foster an ownership culture among our executive officers by making executive officers become stockholders, with a personal stake in the value they are incentivized to create.

Equity Vehicles

Long-term incentive grants in 2021 took the form of time-based RSUs. The Compensation Committee selected RSUs because they have upside potential, but also deliver some value even during periods of market or stock price underperformance.

We completed our initial public offering in September 2020, and 2021 was our first full year as a public company. Our use of time-based RSUs is consistent with other newly-public companies and others in our industry, and the Compensation Committee envisions that, over time, as the Company evolves and grows, the executive compensation program and the form of the long-term incentives will also evolve, including the initial introduction and grant to some key employees of performance stock units, or PSUs, in 2022.

2021 Equity Grants

Typically, in making determinations about the size of long-term equity incentive grants to the NEOs, the Compensation Committee considers, among other things, both equity grant levels and the overall pay mix in peer group companies and the NEO’s role, skills and experience and the criticality of the NEO’s contributions to the Company. The specific size of the grants to each NEO varies based on these factors.

Equity Vehicle	2021 Allocation	Vesting Period	How Value is Delivered	Rationale for Use
RSUs	100%	4 years, 25% on first anniversary and quarterly thereafter	Class A common stock	• Aligns with shareholder interests • Promotes retention • Provides value from day 1

In addition, the Compensation Committee might also grant long-term incentive awards when an individual is promoted to a senior executive position to recognize the increase in the scope of his or her role and responsibilities. From time to time, the Compensation Committee might also make special equity awards to recognize major accomplishments, or selective awards in situations involving a leadership transition. The Compensation Committee also makes grants to newly-hired executive officers to induce them to join the Company and retain them once these newly-hired executives have joined.

IPO Grants to Co-CEOs

As previously disclosed, in connection with our IPO in 2020, pursuant to employment agreements with each of our co-CEOs, the Company granted RSUs to each co-CEO with respect to 1.5% of the Company’s fully-diluted outstanding common stock then outstanding, of which a first tranche of RSUs with respect to 1,615,375 shares of Class A common stock was granted upon the closing of our IPO and a second tranche of RSUs with respect to 1,615,375 shares of Class A common stock was granted on the 180-day anniversary thereof. The IPO RSUs are scheduled to vest over a three-year period, with one-third vesting on the first anniversary of September 21, 2020, and the remainder vesting in equal quarterly installments thereafter.

PSUs in 2022

In the first quarter of 2022, the Compensation Committee, with the assistance of AON, introduced PSUs. The PSUs use the Company’s market capitalization as a metric for the 2022-24 performance period. The Compensation Committee made 70% of the 2022 long-term incentive equity grants to the NEOs (excluding the co-CEOs) in the form of PSUs. The addition of this new performance measure reinforces the pay-for-performance nature of the long-term incentive grants and the executive compensation program overall.

The 2022 PSUs are eligible to vest over a three-year performance period beginning March 1, 2022 and ending February 28, 2025 based on the achievement of market capitalization increases between 133% and 300% for the NEOs (excluding the co-CEOs) from the market capitalization determined at the time the Compensation Committee made the grants. In addition, if the PSUs vest in the first year after issuance, they are also subject to 180 day time based vesting from the date the market capitalization metric in question is met and will not be released until that 180 day period expires. Market capitalization will be determined based on the average closing price per share of our common stock and the number of shares outstanding for 30 consecutive trading days. The Compensation Committee granted these market cap PSUs in order to incentivize our executive officers with our long-term, large-scale strategic objectives to motivate the creation of significant shareholder value, to directly align the interests of the executive officers with those of shareholders, and to diversify the mix of equity vehicles. We believe reaching market capitalization hurdles is tied to the successful execution of our strategy.

We expect to continue to evaluate our equity compensation strategy across the organization to manage our equity utilization during 2022 and beyond.

Leadership Transitions

Appointment of Robert Shepardson as Chief Financial Officer

On September 15, 2021, the Board of Directors appointed Robert Shepardson to serve as the Company’s Chief Financial Officer, effective October 31, 2021.

In connection with his appointment, also on September 15, 2021, the Company entered into an employment agreement with Mr. Shepardson. Pursuant to the employment agreement, Mr. Shepardson will receive an annual base salary of $485,000. Mr. Shepardson will also be eligible for an annual target bonus of 100% of his annual base salary. In addition, the employment agreement provided that Mr. Shepardson would receive a grant of restricted stock units with a grant date value of $8,000,000 that settle in shares of Company’s Class A common stock, with 25% of the restricted stock units being vested on the grant date, and the remaining vesting ratably every 3 months thereafter over a four-year period (beginning on the first calendar day of the month following the date that is three months following the grant date).

Appointment of Brendan O’Grady as Chief Commercial & Growth Officer

On July 19, 2021, the Company entered into an employment agreement with Mr. O’Grady to become the Company’s Chief Commercial & Growth Officer, effective August 16, 2021. Pursuant to the employment agreement, Mr. O’Grady will receive an annual base salary of $485,000 and will be eligible for an annual target bonus of 200% of his annual base salary. In addition, Mr. O’Grady will receive a grant of restricted stock units with a grant date value of $8,000,000 that settle in shares of the Company’s Class A common stock, with 25% of the restricted stock units being vested on the grant date, and the remaining vesting ratably every 3 months thereafter over a four-year period (beginning on the first calendar day of the month following the date that is three months following the grant date).

Resignation of Keith Anderson as Chief Financial Officer

On October 16, 2021, Mr. Anderson stepped down from his position as the Company’s Chief Financial Officer, and from October 16, 2021 through December 31, 2021, remained an employee of the Company performing certain transitional and advisory duties. In connection with his termination of employment, and as previously disclosed, the Company and Mr. Anderson agreed to certain changes to his compensation arrangements, which are described in further detail under “Potential Payments Upon Termination or Change in Control” below.

Other Elements of Compensation

Employee Stock Purchase Plan

Under the terms of our 2020 Employee Stock Purchase Plan (the “ESPP”), eligible employees will be provided the opportunity to purchase shares of our Class A common stock through the exercise of stock options granted during offering periods established by the administrator based on participants’ applied payroll deductions of up to a fixed dollar amount or percentage of their eligible compensation. The purchase price per share of our Class A common stock will equal 85% of the lower of either (a) the Common Stock’s fair market value on the first trading day of an offering period (in either case, the “enrollment date”) or (b) the Common Stock’s fair market value on the applicable “purchase date” of the offering period.

Participants may voluntarily end their participation in the ESPP prior to the end of the applicable offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of Class A common stock. Participation will end automatically upon a participant’s termination of employment.

Retirement Benefits

We maintain a tax-qualified defined contribution plan (the “401(k) Plan”), under which our employees, including our named executive officers, are eligible to participate. Under the 401(k) Plan, participants may defer a portion of their annual compensation on a pre-tax basis. In addition, we make a matching contribution of up to 3% of a participant’s contribution.

We do not provide a pension plan for employees (other than as may be statutorily required by applicable law) and none of our named executive officers participates in a nonqualified deferred compensation plan.

Employee Benefits

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	short-term and long-term disability insurance; and

•	life and accidental death and dismemberment insurance.

We also provide supplemental short-term disability coverage to our NEOs in addition to the short-term disability coverage provided to our full-time employees generally.

We believe the benefits and limited perquisite described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Change in Control and Severance Arrangements

As further described immediately below, we believe that the possibility of a change in control creates uncertainty for our executive officers regarding their continued employment because such transactions frequently result in senior management changes. Change in control protections help to alleviate these concerns, allowing them to focus their attention on growing our business. In addition, these protections encourage executives to remain with us during the threat or negotiation of a change in control transaction, which preserves our value and the potential benefit to be received by our shareholders in the transaction. We also believe that protection against an involuntary termination (even outside of the change in control context) helps us remain competitive given the challenge of recruiting qualified individuals to fill our senior executive roles.

Pursuant to our employment arrangements with each of our NEOs (other than Mr. Anderson), if we terminate the employment of such executive for reasons other than for cause (including such executive’s death or permanent disability), or if such executive resigns for certain good reasons, then he or she will be eligible to receive certain cash severance, bonus and other benefits, with such benefits enhanced to include accelerated vesting of equity based awards if such involuntary termination occurs in connection with a change in control. All such benefits are contingent on execution of a general release of claims by the executive officer in question.

In addition, the co-CEOs are eligible for accelerated vesting of certain of their equity if we engage in a corporate transaction, as defined under our equity plan (regardless of whether they also experience an involuntary termination in connection with such change in control) that results in a change in their role in the organization.

Additional details are provided under “Potential Payments Upon Termination or Change in Control” below.

We have not provided any excise tax gross-ups to any of our named executive officers in the event of a change of control.

Additional Compensation Policies and Practices

Anti-Hedging and Anti-Pledging Policies

Our insider trading compliance policy prohibits our directors and executives from (i) engaging in any forms of hedging or short-selling transactions involving our securities, (ii) pledging or margining our securities, or (iii) any other transaction that would directly or indirectly reduce the risk of holding Company securities, however acquired.

Tax Considerations: Section 162(m)

When reviewing compensation matters, the Compensation Committee considers the anticipated tax consequences to us (and, when relevant, to our executive officers) of the various payments under our compensation programs. Section 162(m) of the Code generally disallows a tax deduction for any publicly held corporation for individual compensation of more than $1.0 million in any taxable year to certain executive officers. The Compensation Committee, after considering the potential impact of the application of Section 162(m) of the Code, may provide compensation to executive officers that may not be tax deductible if it believes that providing that compensation is in the best interests of the Company and its stockholders.

Compensation Committee Report

This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

The preceding report has been furnished by the following members of the Compensation Committee:

Dr. Peter Slavin, Chairman

Stephen Schlegel

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Ido Schoenberg(5)	2021	$626,107	—	$38,795,379	$487,500	$79,722	$39,988,708
Chairman & Chief Executive Officer	2020	$650,000	$1,988,675	$65,651,689	$950,625	$12,112	$69,253,101
	2019	$650,000	$162,500	—	$487,500	$11,365	$1,311,365

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Roy Schoenberg	2021	$650,000	—	$38,795,379	$487,500	$7,500	$39,940,379
President & Chief Executive Officer	2020	$650,000	$1,988,675	$65,651,689	$950,625	$6,325	$69,247,314
	2019	$650,000	$162,500	—	$487,500	$6,000	$1,306,000
Robert Shepardson	2021	$80,833	—	$8,296,551	$242,500	$150	$8,620,034
Chief Financial Officer
Phyllis Gotlib(5)	2021	$457,217	—	$2,333,080	$194,000	$80,490	$3,064,787
President, American Well International	2020	$400,474	—	$11,990,000	$497,250	$69,229	$12,956,953
Kurt Knight	2021	$470,000	—	$3,266,326	$194,000	$9,600	$3,939,926
Chief Operating Officer	2020	$378,125	—	$6,560,400	$497,250	$9,000	$7,444,775
	2019	$337,500	$62,500	$5,099,000	$187,500	$8,250	$5,694,750
Brendan O’Grady(6)	2021	$181,875	—	$8,185,030	$485,000	$37,875	$8,889,780
Chief Commercial and Growth Officer
Keith W. Anderson	2021	$470,000	$485,000	$3,266,326	—	$44,194	$4,265,520
Former Chief Financial Officer	2020	$409,375	$684,337	$6,560,400	$621,563	$46,458	$8,322,133
	2019	$400,000	$105,000	$7,619,315	$315,000	$119,867	$8,559,182

(1)	For 2021, the amount in this column represents the annual bonus paid to Mr. Anderson in connection with his termination agreement.
(2)

The amounts reported in this column represent the aggregate grant date fair value of RSUs granted to our NEOs during 2019, 2020 and 2021, as calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSU awards are described in Note 15 to our audited consolidated financial statements, Note 18 to our audited consolidated financial statements and Note 11 to our unaudited condensed consolidated financial statements included in our Annual Report on Form 10-K.

(3)	The amounts in this column represent bonuses earned in respect of annual cash incentives.
(4)

The amounts in this column represent, for 2021, (i) for Mr. Ido Schoenberg, amounts contributed to his pension and replacement benefits ($51,033) and other benefit amounts; (ii) for Mr. Shepardson, a cell phone allowance; (iii) for Ms. Gotlib, amounts contributed to her pension and replacement benefits ($72,379) and additional amounts relating to gifts, recuperation, and other miscellaneous benefits ; (iv) for Mr. Knight, 401(k) plan matching contributions ($8,700) and a cell phone allowance; (v) for Mr. O’Grady, board of director fees and a cell phone allowance, and (vi) for Mr. Anderson, 401(k) plan matching contributions ($8,700), COBRA continuation payments ($34,594) and a cell phone allowance.

(5)

The amounts provided to Mr. Ido Schoenberg and Ms. Gotlib were paid in NIS and have been converted into U.S. dollars for purposes of this table using the conversion rate in effect on December 31, 2021, as reported on the Oanda (NIS 0.309425: USD $1).

(6)

Mr. O’Grady was hired as the Chief Commercial and Growth Officer of the Company in July 2021 when he ceased being a director. Since Mr. O’Grady is determined to be a named executive officer for the 2021 fiscal year, all compensation paid to him in 2021, including in his service as a director, is reported in the Summary Compensation Table. Included in the Stock Award total is $199,994 for awards granted to him in June 2021 in his capacity as a director that were cancelled when he ceased serving as a director in July 2021.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers in the fiscal year ended December 31, 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
First Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock Awards (3)
Ido Schoenberg	3/20/2021		—	—	—	1,615,375	$33,195,956
	4/15/2021		—	—	—	324,981	$5,599,423
	4/15/2021		—	$975,000	$1,523,438	—	—
Roy Schoenberg	3/20/2021		—	—	—	1,615,375	$33,195,956
	4/15/2021		—	—	—	324,981	$5,599,423
	4/15/2021		—	$975,000	$1,523,438	—	—
Robert Shepardson	11/1/2021		—	—	—	921,839	$8,296,551
	—		—	$485,000	$757,813	—	—
Phyllis Gotlib	4/15/2021		—	—	—	135,408	$2,333,080
	4/15/2021		—	$388,000	$606,250	—	—
Kurt Knight	4/15/2021		—	—	—	189,572	$3,266,326
	4/15/2021		—	$388,000	$606,250	—	—
Brendan O’Grady	6/15/2021	(4)	—	—	—	14,440	$199,994
	8/16/2021		—	—	—	715,505	$7,985,036
	—		—	$970,000	$1,515,625	—	—
Keith Anderson	4/15/2021		—	—	—	189,572	$3,266,326
	4/15/2021		—	$485,000	$757,813	—	—

(1)

These columns reflect the annual incentive plan opportunities for our NEOs for the fiscal year ended December 31, 2021. No annual incentive plan bonus is payable to our NEOs if performance is achieved below the threshold performance level. The maximum payout is 156.25% of the target payout, representing the product of (i) a maximum of 125% of the target payout based on Company performance metrics and (ii) a maximum of 125% of the target payout on individual performance.

(2)

The amounts in this column reflect the RSUs granted to the NEOs under our 2020 Equity Incentive Plan (“2020 Plan”) during the fiscal year ended December 31, 2021. These RSUs service-vest over a four-year period, with 25% of the RSUs vesting on the first anniversary and the remaining RSUs vesting in equal quarterly installments for three years thereafter.

(3)	The amounts in this column for the RSUs reflect their aggregate grant date fair values, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.
(4)	Represents RSUs granted in June 2021 in his capacity as a director that were cancelled when he ceased serving as a director in July 2021.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for our named executive officers as of the end of our fiscal year ended December 31, 2021. No amounts are reported for Mr. Anderson because he did not have any awards outstanding at fiscal year-end.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Ido Schoenberg	10/25/2018	(1)	1,764,883	—	$5.56	10/25/2028	—	—
	6/18/2020	(2)	—	—	—	—	238,409	$1,439,990
	9/21/2020	(3)	—	—	—	—	942,302	$5,691,504
	3/20/2021	(3)	—	—	—	—	942,302	$5,691,504
	4/15/2021	(4)	—	—	—	—	324,981	$1,962,885
Roy Schoenberg	10/25/2018	(1)	1,764,883	—	$5.56	10/25/2028	—	—
	6/18/2020	(2)	—	—	—	—	238,409	$1,439,990
	9/21/2020	(3)	—	—	—	—	942,302	$5,691,504
	3/20/2021	(3)	—	—	—	—	942,302	$5,691,504
	4/15/2021	(4)	—	—	—	—	324,981	$1,962,885
Robert Shepardson	11/1/2021	(5)	—	—	—	—	691,379	$4,175,929
Phyllis Gotlib	10/25/2018	(6)	156,246	13,754	$5.56	10/25/2028	—	—
	10/30/2020	(7)	—	—	—	—	192,500	$1,162,700
	4/15/2021	(8)	—	—	—	—	135,408	$817,864
Kurt Knight	4/25/2018	(9)	67,492	33,000	$5.51	4/25/2028	—	—
	12/5/2019	(10)	—	—	—	—	440,000	$2,657,600
	8/12/2020	(11)	—	—	—	—	269,500	$1,627,780
	4/15/2021	(12)	—	—	—	—	189,572	$1,145,015
Brendan O’Grady	4/24/2015	(13)	231,000	—	$2.21	9/25/2025	—	—
	11/2/2020	(14)	—	—	—	—	10,332	$62,405
	8/16/2021	(15)	—	—	—	—	503,089	$3,038,658

(1)

Reflects grants of 1,764,883 nonqualified stock options (“NQSOs”), each of which had an exercise price of $5.56, and which vested in full on October 25, 2020. A portion of these stock options were granted as incentive stock options (“ISOs”) and were converted into NQSOs on June 18, 2020.

(2)	Reflects grants of 2,860,880 RSUs which vested 50% on July 1, 2020 and vest in equal quarterly installments for one and a half years thereafter.
(3)	Reflects grants of 1,615,375 RSUs which vested 1/3rd on September 21, 2022 and in equal quarterly installments for two years thereafter.
(4)	Reflects a grant of 324,981 RSUs which vest 25% on the first anniversary and vest in equal quarterly installments for three years thereafter.
(5)	Reflects a grant of 921,839 RSUs which vested 25% on the grant date and vest in equal quarterly installments for four years thereafter.
(6)	Reflects grants of 220,000 NQSOs, which had an exercise price of $5.56, and which vested 25% on October 25, 2019 and vest in equal quarterly installments for three years thereafter.
(7)	Reflects a grant of 440,000 RSUs which vested 25% on the grant date and vest in equal quarterly installments for three years thereafter.
(8)	Reflects a grant of 135,408 RSUs which vest 25% on the first anniversary and vest in equal quarterly installments for three years thereafter.

(9)

Reflects grants of 63,800 ISOs and 200,200 NQSOs, each of which had an exercise price of $5.51, and which vested 25% on April 25, 2019 and vest in equal quarterly installments for three years thereafter.

(10)	Reflects a grant of 880,000 RSUs which vested 25% on December 5, 2020 and vest in equal quarterly installments for three years thereafter.
(11)	Reflects a grant of 616,000 RSUs which vested 25% on the grant date and vest in equal quarterly installments for three years thereafter.
(12)	Reflects a grant of 189,572 RSUs which vest 25% on the first anniversary and vest in equal quarterly installments for three years thereafter.
(13)	Reflects grants of 264,000 nonqualified stock options (“NQSOs”), each of which had an exercise price of $2.21, and which vested in full on April 23, 2018.
(14)	Reflects a grant of 15,498 RSUs which vest 1/3rd each year.
(15)	Reflects a grant of 715,505 RSUs which vested 25% on the grant date and vest in equal quarterly installments for four years thereafter.

Option Exercises and Stock Vested

The following table presents, for each of our named executive officers, the shares of our common stock that were acquired upon the exercise of vested stock options and the vesting of RSUs and the related value realized during the fiscal year ended December 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Ido Schoenberg	—	—	2,299,776	$28,322,557
Roy Schoenberg	—	—	2,299,776	$28,322,557
Robert Shepardson	—	—	230,460	$2,074,140
Phyllis Gotlib	50,000	$1,043,500	110,000	$1,488,575
Kurt Knight	502,405	$5,479,849	374,000	$4,928,605
Brendan O’Grady	—	—	217,582	$2,263,395
Keith Anderson	—	—	642,309	$10,655,970

(1)	Calculated by multiplying the number of corresponding shares acquired by the difference between the exercise price and the market price of the underlying common stock at the time of exercise.
(2)

Calculated by multiplying the number of corresponding shares acquired by the closing price of the common stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

Potential Payments Upon Termination or Change in Control

In the event of a qualifying termination of employment and/or the occurrence of a change in control of the Company, each of our NEOs are entitled to certain payments and benefits under their employment agreements and their outstanding equity incentive awards. For a detailed summary of these payments and benefits, see the narrative description below.

The table below sets forth the amounts of the payments and benefits that each NEO (other than Mr. Anderson, whose severance payments and benefits are described below) would have been entitled to receive upon a qualifying termination of employment by the Company and/or the occurrence of a change in control, in each case assuming the relevant event occurred on December 31, 2021. The values reflected in the table below relating to the acceleration of equity awards are based on the last closing price of our Class A common stock on December 31, 2021 ($6.04 per share) (in the case of options, minus the applicable exercise price) and assumes that any bonus amounts are paid at target levels.

Name	Benefit Description	Termination without cause by Company or for good reason by executive NOT in connection with a Change in Control ($)	Termination without cause by Company or for good reason by executive in connection with a Change in Control ($)	Termination due to death or disability ($)	Change in Control NOT in connection with Termination without cause by Company or for good reason by executive ($)	Notice of Non- renewal provided by Company
Ido Schoenberg	Cash severance	$2,925,001	$2,925,001	$975,000	—	—
	Accelerated vesting of equity awards	$15,633,028	$15,633,028	$15,633,028	$15,633,028	$11,383,008
	Continuation of health benefits	$23,142	$23,142	—	—	—
Roy Schoenberg	Cash severance	$2,925,001	$2,925,001	$975,000	—	—
	Accelerated vesting of equity awards	$15,633,028	$15,633,028	$15,633,028	$15,633,028	$11,383,008
	Continuation of health benefits	$54.925	$54.925	—	—	—
Robert Shepardson	Cash severance	$970,000	$970,000	$485,000	—	—
	Accelerated vesting of equity awards	—	$4,175,929	—	—	—
	Continuation of health benefits	$18,308	$18,308	—	—	—
Phyllis Gotlib	Cash severance	—	—	—	—	—
	Accelerated vesting of equity awards	—	—	—	—	—
	Continuation of health benefits	$156,300	$156,300	—	—	—
Kurt Knight	Cash severance	$873,000	$873,000	$388,000	—	—
	Accelerated vesting of equity awards	—	$5,466,166	—	—	—
	Continuation of health benefits	$18,483	$18,483	—	—	—
Brendan O’Grady	Cash severance	$1,455,000	$1,455,000	$970,000	—	—
	Accelerated vesting of equity awards	—	$3,985,793	—	—	—
	Continuation of health benefits	$18,308	$18,308	—	—	—

Messrs. Ido and Roy Schoenberg

Pursuant to the co-CEO’s employment agreements dated June 18, 2020, in the event of a termination of the co-CEO’s employment by us for “cause” (as defined in the agreement) or by the executive without “good reason” (as defined in the agreement), the co-CEO will be entitled to receive certain accrued compensation and benefits, and, in the case of a resignation without good reason only, continued vesting of his stock options granted in 2018, RSUs granted in 2019 and IPO RSUs. On a termination of the co-CEO’s employment due to death or disability, in addition to certain accrued compensation and benefits, the co-CEO will be entitled to receive, subject to his execution and non-revocation of a release of claims, (i) any earned but unpaid prior year bonuses, (ii) a pro-rata bonus for the year of termination (based on target performance) and (iii) accelerated vesting of outstanding equity awards (with any applicable performance goals achieved at target performance). In the case of a termination of the co-CEO’s employment upon his retirement, in addition to the accrued compensation and benefits, he will be entitled to receive, subject to his execution and non-revocation of a release of claims, continued vesting of outstanding equity awards.

In the event of a termination of the co-CEO’s employment by the Company without cause or by the co-CEO for good reason, he will be entitled to receive, in addition to certain accrued compensation and benefits and any earned but unpaid prior year bonuses, subject to his execution and non-revocation of a release of claims, (i) a pro-rata bonus for the year of termination (based on actual performance at year-end), (ii) three times then-current base salary, paid in equal installments over the 36-month period following the termination date, (iii) accelerated vesting of outstanding equity awards (with any applicable performance goals achieved at target performance, and (iv) Company-paid COBRA premiums during the 36-month severance period.

If the Company provides notice of non-renewal of the employment term, the co-CEO will be entitled to receive, subject to his execution and non-revocation of a release of claims, accelerated vesting of the IPO RSUs.

Each agreement provides for restrictions on non-competition (during employment and for (A) 24 months following a termination of employment without cause or resignation for good reason or (B) 12 months following any other termination event), non-solicitation of customers and employees (during employment and for 24 months post-termination), confidentiality (in perpetuity) and mutual non-disparagement (in perpetuity).

Messrs. Shepardson, Knight and O’Grady

The employment agreements for our NEOs (other than our co-CEOs, and other than Mr. Anderson) provide that if the NEO’s employment is terminated by the Company without “cause” or by the NEO with “good reason” (each as defined in the applicable employment agreement), the NEO will be entitled to receive, in addition to certain accrued compensation and benefits and any earned but unpaid prior year bonuses, subject to the NEO’s execution and non-revocation of a release of claims, (i) a lump sum pro-rata bonus for the year of termination based on actual performance through the termination date (or one year’s target bonus if such termination of employment occurs one month before or within 24 months following a Change in Control (as defined in the employment agreement)), (ii) severance payments in an aggregate amount equal to the NEO’s base salary, to be paid in equal installments over a one-year period and (iii) Company-paid COBRA premiums during the 18-month severance period. In addition, if the involuntary termination of employment occurs one month before or within 24 months following a Change in Control, each unvested equity award held by the NEO will fully vest at the time of termination (with any applicable performance goals treated as achieved at target levels). To the extent applicable, such payments may be subject to reduction so that they will not be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

Each agreement provides for restrictions on non-competition and non-solicitation (during employment and for 12 months following termination event), confidentiality (in perpetuity), assignment of intellectual property rights and mutual non-disparagement (in perpetuity).

Ms. Gotlib

As of December 31, 2021, the employment agreement entered into with Ms. Gotlib, an Israeli resident, provided that upon a termination of her employment agreement for any reason, she would receive the current amount held under her insurance policy or pension fund (as applicable), including both company and employee contributions. The amounts in the table above represent the amounts that would have been payable to her pursuant to these terms.

On April 8, 2022, the Company entered into a new employment agreement with Ms. Gotlib which supersedes her prior employment agreement and provides that if Ms. Gotlib’s employment is terminated by the Company without cause or if she resigns with good reason (each as defined in the employment agreement), Ms. Gotlib will be entitled to receive, in addition to certain accrued compensation and benefits and any earned but unpaid prior year bonuses, subject to her execution and non-revocation of a release of claims, (i) a lump sum pro rata target bonus for the year of termination (or an amount equal to her target bonus if such termination of employment occurs one month before or within 24 months following a Change in Control (as defined in the employment agreement)) and (ii) severance payments in an aggregate amount equal to her base salary, to be paid in equal installments over a one-year period (less any amounts contributed to the Managers Insurance and/or Pension Fund under Section 14 of the Israeli Severance Pay Law). In addition, if the involuntary termination of employment occurs one month before or within 24 months following a Change in Control, each unvested equity award held by Ms. Gotlib will fully vest at the time of such termination of employment (with any applicable performance goals treated as achieved at target levels). To the extent applicable, such payments may be subject to reduction so that they will not be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

The agreement provides for restrictions on non-competition and non-solicitation (during employment and for 12 months following termination event), confidentiality (in perpetuity), assignment of intellectual property rights and mutual non-disparagement (in perpetuity).

Mr. Anderson

Pursuant to the terms of Mr. Anderson’s employment agreement (as amended), in consideration for the transitionary services provided to the Company following his stepping down as Chief Financial Officer on October 16, 2021 and through December 31, 2021, Mr. Anderson receive (i) an annual cash bonus for 2021 in an amount not be less than the full amount of his target bonus opportunity of $485,000, (ii) continued payment by the Company of 100% of his health coverage premiums under COBRA for so long as he and his eligible dependents remain eligible for such coverage (in an aggregate amount of $34,594 and (iii) vesting on December 31, 2021 with respect to the portion of his RSUs granted on April 15, 2021 that were scheduled to vest on April 15, 2022 (with the remaining portion of such RSUs being forfeited on such date).

Mr. Anderson is subject to restrictions on non-competition (for 12 months post-termination), non-solicitation of customers and employees (for 24 months post-termination), confidentiality (in perpetuity), the assignment of intellectual property rights and mutual non-disparagement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column) (#)(2)
Equity compensation plans approved by security holders
2006 Employee, Director and Consultant Stock Plan	18,384,111	4.38	—
2020 Equity Incentive Plan	9,228,457	—	31,470,984
ESPP	178,021	—	2,906,197
Equity compensation plans not approved by security holders	—	—	—

Total	27,790,589	4.38	34,377,181

(1)

The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(2)

Our 2020 Plan and ESPP each contain an evergreen provision pursuant to which the number of shares reserved for issuance under that plan will automatically increase on the first day of each fiscal year in accordance with the formula set forth in that plan. Under the 2020 Plan, the number of shares will be increased in an amount equal to the lesser of (i) 5% of the number of outstanding shares of all classes of our common stock on the last day of the immediately preceding fiscal year and (ii) such smaller amount as determined by our Board of Directors. Under the ESPP, the number of shares will be increased in an amount equal to the lesser of (a) 1% of the number of shares of Class A common stock outstanding as of the effective date of our IPO, or 1,542,109 shares, (b) 1% of the outstanding number of shares of all classes of our common stock on the final day of the immediately preceding calendar year or (c) such smaller number of shares of Class A common stock as determined by our board of directors. The number of shares reported in this column does not include the 13,093,579 and 2,618,716 shares that became available for issuance as of January 1, 2022 pursuant to our 2020 Plan and ESPP, respectively.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2022. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2016.

At the Annual Meeting, stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by our amended and restated bylaws or other applicable legal requirements. However, our Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by our stockholders, such appointment will be reconsidered by our Audit Committee. Even if the appointment is ratified, our Audit Committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2022 if our Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of holders of a plurality of the votes of all classes of shares outstanding cast at the Annual Meeting. Abstentions will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2022.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee reviewed and discussed our audited consolidated financial statements with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The Audit Committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC. The Audit Committee also has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2022. Our Board of Directors recommends that stockholders ratify this selection at the Annual Meeting.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Stephen Schlegel (Chair)
Derek Ross
Deval Patrick

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP for our fiscal years ended December 31, 2021 and 2020.

	2021	2020
Audit Fees(1)	$2,426,500	$2,600,000
Audit-Related Fees	—	—
Tax Fees(2)	—	6,000
All Other Fees(3)	2,756	2,756

Total Fees	$2,429,256	$2,608,756

(1)

Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with regulatory filings. This category also includes fees for professional services provided in connection with our initial public offering, our secondary offering, including comfort letters, consents and review of documents filed with the SEC.

(2)	Tax Fees consist of fees for tax compliance and tax advice.
(3)	Represent fees billed for the subscription to an online accounting disclosure checklist and research tool

Auditor Independence

In the fiscal year ended December 31, 2021, there were no other professional services provided by PricewaterhouseCoopers LLP that would have required our Audit Committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our Audit Committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. Since our initial public offering, all fees paid to PricewaterhouseCoopers LLP have been pre-approved by our Audit Committee.

PROPOSAL NO. 3

ADVISORY VOTE ON FREQUENCY OF FUTURE VOTES ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are providing stockholders with the opportunity to determine, on an advisory basis, the frequency with which they would like to provide an advisory vote on our named executive officer compensation. We are providing stockholders the option of selecting a frequency of one, two or three years. An annual advisory vote on named executive officer compensation will allow our stockholders to provide direct input on our compensation philosophy and practices as disclosed in the proxy statement every year. Therefore, our Board recommends that future votes on named executive officer compensation occur every year until the next frequency vote. Although the vote is nonbinding, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when determining how frequently we should conduct the named executive officer compensation vote going forward. However, because this vote is advisory and nonbinding, our Board may decide to hold an advisory vote on named executive officer compensation more or less frequently than the option approved by stockholders if it determines that such vote would be in the best interests of our Company and our stockholders.

Vote Required

The frequency, on an advisory basis, of the future votes on named executive officer compensation will be determined by a plurality of the votes of all classes of shares present in person or by proxy at the Annual Meeting. You may vote for “1-year,” “ 2-years,” “3-years,” or “Abstain.” You are not voting to approve or disapprove the Board’s recommendation on this proposal. If you vote to “Abstain,” your vote will not be counted and will have no effect on the outcome of this proposal. Broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION TO BE HELD EVERY “1-YEAR.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Class A and Class B common stock, as of March 31, 2022 by:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 232,746,662 shares of Class A common stock, 27,390,397 shares of Class B common stock and 5,555,555 shares of Class C common stock outstanding as of March 31, 2022. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 31, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. This table is based on information supplied by officers and directors and by Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless noted otherwise, the address of all listed stockholders is c/o American Well Corporation 75 State Street, 26th Floor, Boston, MA 02109. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned						% of Total Voting Power(1)
	Class A		Class B		Class C
	Shares	%	Shares	%	Shares	%
5% Equity Holders
The Vanguard Group (2)	16,852,808	7.2%	—	—	—	—	3.5%
Caledonia (Private) Investments Pty Limited (3)	16,384,786	7.0%	—	—	—	—	3.4%
BlackRock, Inc. (4)	13,241,051	5.7%	—	—	—	—	2.7%
Directors and Executive Officers
Ido Schoenberg(5)	691,188	*	15,236,162	50.0%	—	—	25.6%
Roy Schoenberg(5)	865,792	*	15,684,001	50.0%	—	—	25.7%
Robert Shepardson	130,922	*	—	—	—	—	*
Bradford Gay	511,510	*	—	—	—	—	*
Phyllis Gotlib	234,220	*	—	—	—	—	*
Amber Howe	129,646	*	—	—	—	—	*
Kurt Knight	794,068	*	—	—	—	—	*
Serkan Kutan	114,571	*	—	—	—	—	*
Jason Medeiros	553,689	*	—	—	—	—	*
Brendan O’Grady	409,169	*					*
Susan Worthy	—	—	—	—	—	—	—
Dr. Delos (Toby) Cosgrove	269,366	*	—	—	—	—	*
Deborah Jackson	14,789	*	—	—	—	—	*
Deval Patrick	172,700	*	—	—	—	—	*
Derek Ross	5,166	*	—	—	—	—	*
Stephen Schlegel	25,166	*	—	—	—	—	*
Dr. Peter Slavin	339,738	*	—	—	—	—	*
All current directors and executive officers as a group (17 persons)	5,261,700	2.3%	30,920,163	100.0%	—	—	52.1%

*	Denotes less than 1% of beneficial ownership.

(1)

Percentage of total voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock and Class C common stock, as a single class. The holders of our Class B common stock will at all times be entitled to 51% of our voting power, and holders of our Class A common stock and Class C common stock are entitled to one vote per share (except that holders of Class C common stock do not vote on director elections).

(2)

The Vanguard Group filed a Schedule 13G with the SEC on February 9, 2022 to report beneficial ownership of 16,852,808 shares of Amwell Class A common stock. The Vanguard Group reports that it has shared power to dispose of 272,161 shares and has shared power to vote with respect to 127,041 shares, and sole power to dispose of 16,580,647 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Information regarding beneficial ownership of Amwell Class A common stock by The Vanguard Group is included herein in reliance on the aforementioned Schedule 13G.

(3)

Caledonia (Private) Investments Pty Limited filed a Schedule 13G with the SEC on February 15, 2022 to report beneficial ownership of 16,384,786 shares of Amwell Class A common stock. Caledonia (Private) Investments Pty Limited exercises sole voting power and sole dispositive power with respect to 16,384,786 shares. Caledonia (Private) Investments Pty Limited’s address is Level 10, 131 Macquarie Street, Sydney, NSW, 2000, Australia. Information regarding beneficial ownership of Amwell Class A common stock by Caledonia (Private) Investments Pty Limited is included herein in reliance on the aforementioned Schedule 13G.

(4)

BlackRock, Inc. filed a Schedule 13G with the SEC on February 4, 2022 to report beneficial ownership of 13,241,051 shares of Amwell Class A common stock. BlackRock, Inc. reports that it has sole power to dispose of 13,241,051 shares and to vote with respect to 12,835,474 shares. BlackRock, Inc.’s address is 55 East 52nd Street new York, New York, 10055. Information regarding beneficial ownership of Amwell Class A common stock by BlackRock, Inc. is included herein in reliance on the aforementioned Schedule 13G.

(5)	Both Ido Schoenberg and Roy Schoenberg have agreed to vote together as a group and accordingly may be deemed to have beneficial ownership of each other’s stock.

OTHER MATTERS

As of the date of this Proxy Statement, our Board knows of no other business that will be conducted at our Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

Delinquent Section 16(a) Reports

Section 16(a) of Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Class A common stock to file with SEC reports showing ownership of and changes in ownership of the Company’s common stock and other equity securities. On the basis of information submitted by the Company’s directors and executive officers, the Company believes that its directors and executive officers timely filed all required Section 16(a) filings for fiscal year 2021 other than as noted below.

Ido Schoenberg and Roy Schoenberg each filed one late Form 4 on September 23, 2021 relating to the second tranche of their IPO RSU grants on March 20, 2021. Ido Schoenberg, Roy Schoenberg, Keith Anderson, Kurt Knight, Phyllis Gotlib, Bradford Gay, Jason Medeiros, Serkan Kutan, Mary Modahl, Amber Howe and Paul McNeice each filed one late Form 4 on either April 26, 2021, April 27, 2021 or April 20, 2022 relating to a grant of RSUs under the Company’s LTIP on April 15, 2021. Jason Medeiros filed a late Form 4 on December 9, 2021 relating to the sale of shares under an open trading window on December 6, 2021. In addition, late Form 4s were filed for Messrs. Schlegel, Cosgrove, Patrick, and O’Grady on April 22, 2022 and Dr. Slavin on April 26, 2022, relating to the purchase of shares of Class A common stock on September 17, 2020 through a directed share program in connection with our IPO.

Fiscal Year 2021 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2021 are included in our Annual Report on Form 10-K filed with the SEC on February 28, 2022. This Proxy Statement and our Annual Report are posted on our investor relations web page at https://investors.amwell.com in the “Financials” section under “SEC Filings” and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to American Well Corporation, Attention: Catherine Riley, Corporate Paralegal, American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109 .

Company Website

We maintain a website at www.americanwell.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, and references to our website address in this Proxy Statement are inactive textual references only.

2023 ANNUAL MEETING OF STOCKHOLDERS

The 2023 annual meeting of stockholders is expected to be held on June 9, 2023. If you wish to submit a proposal to be considered at the 2023 annual meeting of stockholders, you must comply with the following procedures. Any communication to be made to our General Counsel as described below should be sent to our General Counsel at American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109.

Proxy Statement Proposal

Stockholders wishing to present a proposal for inclusion in our proxy materials for the 2023 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), must timely submit their proposals so that they are received by our General Counsel no later than December 30, 2022 (120 calendar days prior to the anniversary of our mailing this Proxy Statement). The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement and any such proposal must comply with the requirements of Rule 14a-8 in order to be considered for inclusion in our proxy materials for the 2023 annual meeting of stockholders.

Other Proposals and Director Nominations

Assuming the 2023 annual meeting of stockholders is held on June 9, 2023, stockholders wishing to nominate a candidate for election to our Board or propose other business at this annual meeting, other than pursuant to Rule 14a-8 of the Exchange Act, must submit a written notice so that it is received by our General Counsel no earlier than December 15, 2022 (180 calendar days prior to the anniversary of the 2022 Annual Meeting), nor later than February 13, 2023 (120 calendar days prior to the anniversary of the 2022 Annual Meeting). Any stockholder proposal or director nominations must comply with our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

AMERICAN WELL CORPORATION C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting -  Go to www.virtualshareholdermeeting.com/AMWL2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D81911-P72203                     KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN WELL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following: 1. To elect three Class II directors to serve until the 2025 annual meeting of stockholders		☐	☐	☐

01) Deval Patrick
02) Stephen Schlegel
03) Dr. Delos (Toby) Cosgrove

The Board of Directors recommends you vote FOR the following proposals:							For		Withhold
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the Company for the fiscal year ending December 31, 2022							☐		☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:						1 year	2 year	3 Year	Abstain
3. Recommend, by a non-binding advisory vote, the frequency of future advisory votes on named executive officer compensation						☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — D81912-P72203

AMERICAN WELL CORPORATION

Annual Meeting of Stockholders

June 13, 2022 10:00 AM, Eastern Time

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Bradford Gay and Robert Shepardson (“Named Proxies”), and each or either of them, as proxies, each with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of American Well Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any other proxy heretofore given.

THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

Continued and to be signed on reverse side